Exhibit (a)(3)(i)

COMMUNITY BANKSHARES, INC
448 North Main Street
Cornelia, Georgia 31531
(706) 776-2265

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a special meeting of shareholders of Community Bankshares, Inc., a Georgia corporation, will be held Wednesday, April 27, 2005 at 10:00 a.m. in the Cornelia Community House at 601 Wyly Street, Cornelia, Georgia, for the purpose of considering and voting upon:

➢
A proposal to approve an amendment to the company’s articles of incorporation, which would: effect a 1-for-500 reverse stock split of the company’s outstanding common stock; reduce the number of authorized shares of common stock from 5,000,000 to 10,000; and increase the par value of the common stock from $1.00 per share to $500.00; and

➢	Such other business as may properly come before the meeting.

No fractional shares of post-split common stock will be issued in connection with the proposed reverse stock split. Each holder of shares of common stock not divisible by 500 as of the effective date of the proposed reverse stock split will, in lieu of receiving fractional shares, receive cash from the company at the rate of $58.14 per pre-split share.

Shareholders of record at the close of business on April 11, 2005 are entitled to vote at the meeting. This notice of special meeting and the accompanying proxy statement are first being sent to shareholders on or about April 13, 2005.

Neither the Securities & Exchange Commission nor any state securities commission has approved or disapproved of the reverse stock split, passed upon the merits or fairness of the reverse stock split or passed upon the adequacy or accuracy of the information contained in this notice of special meeting and the accompanying proxy statement. Any representation to the contrary is a criminal offense.

Whether or not you expect to be present at the meeting, we urge you to fill in, date, sign, and promptly return the enclosed proxy card in the enclosed reply envelope. The proxy card may be revoked at any time prior to exercise, and if you are present at the meeting, you may, if you wish, revoke your proxy card at that time and exercise the right to vote your shares personally.

By Order of the Board of Directors,

/s/ J. Alton Wingate
J. Alton Wingate
Chairman, President and Chief Executive Officer

Do not send stock certificates to the company for exchange at this time. If the reverse stock split is approved, the company will send you a transmittal letter with instructions on exchanging your old stock certificate(s) after the special meeting.

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING	i
INTRODUCTION	1
QUOROM AND VOTING REQUIREMENTS	1
ABOUT COMMUNITY BANKSHARES, INC.	2
SUMMARY OF SPECIAL MEETING AND REVERSE STOCK SPLIT	3
AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT
THE REVERSE STOCK SPLIT	7
SPECIAL FACTORS	8
SOURCE OF FUNDS AND EXPENSES	26
CONDUCT OF BUSINESS FOLLOWING REVERSE STOCK SPLIT	27
DISSENTERS’ RIGHTS	27
FEDERAL INCOME TAX CONSEQUENCES	30
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE REVERSE STOCK SPLIT	31
FINANCIAL INFORMATION	31
MARKET FOR COMMON STOCK AND DIVIDENDS	32
EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL
SHARES	32
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING INFORMATION	33
WHERE YOU CAN FIND MORE INFORMATION	33
GENERAL	34
APPENDICES	A-F

A. Portions of the Annual Report on Form 10-K for the Year Ended December 31, 2004
B. Pro Forma Financial Information
C. Form of Articles of Amendment to the Articles of Incorporation
D. Georgia Dissenters’ Rights Statute
E. Valuation Report of the Financial Advisor
F. Opinion of the Financial Advisor

COMMUNITY BANKSHARES, INC.
PROXY STATEMENT
Dated April 13, 2005
For the Special Meeting of Shareholders to be Held April 27, 2005

INTRODUCTION

This proxy statement is furnished to shareholders in connection with the solicitation of proxies by the board of directors of Community Bankshares, Inc. for use at the company’s special meeting of shareholders to be held on Wednesday, April 27, 2005, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of special meeting.

Only shareholders of record at the close of business on April 11, 2005, which is the record date, are entitled to notice of and to vote in person or by proxy at the special meeting. As of the record date, there were 2,141,275 shares of common stock, $1.00 par value per share, of Community Bankshares, Inc. outstanding and entitled to vote at the special meeting.

Proxies in the accompanying form, duly executed and returned to the management of the company, and not revoked, will be voted at the special meeting in accordance with the instructions thereon. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the secretary of Community Bankshares, Inc. or by personally withdrawing the proxy at the special meeting and voting in person.

Proxies that are executed, but that do not contain any specific instructions, will be voted to approve the proposed amendment to the company’s articles of incorporation, which would effect a 1-for-500 reverse stock split of the company’s outstanding common stock by reducing the number of authorized shares of common stock from 5,000,000 to 10,000 and increase the par value of the common stock from $1.00 per share to $500.00. We refer to these matters collectively as “the reverse stock split”. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the special meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the special meeting.

QUORUM AND VOTING REQUIREMENTS

The holders of a majority of the shares entitled to vote on the record date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the special meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the meeting. In counting the votes cast, only those cast “for” and “against” a matter are included. An abstention is counted only for purposes of determining the presence of a quorum at the meeting.

The affirmative vote of a majority of the shares entitled to be voted on the matter is required in order for the reverse stock split to be approved. The directors and executive officers of the company have indicated that they intend to vote all shares beneficially owned by them in favor of the reverse stock split. The directors and executive officers of the Company currently beneficially own approximately 44.69% of the outstanding common stock.

Participants in the company’s employee stock purchase plan, or ESOP, will be allowed to vote their allocated shares for or against the reverse stock split. The ESOP trustees will vote (1) the shares that are not allocated to participants’ accounts and (2) the shares that are allocated to participants’ accounts but that are not voted by participants.

For any other business that may properly come before the special meeting, if more shares are voted in favor of the matter than against it the matter shall be approved, unless the vote of a greater number is required by law.

ABOUT COMMUNITY BANKSHARES, INC.

Community Bankshares, Inc. was organized under the laws of Georgia in 1980 and commenced operations in 1981. The company is a financial holding company registered with the Board of Governors of the Federal Reserve. All of the Company’s activities are currently conducted by or through its subsidiaries, Community Bank & Trust, Community Bank & Trust-Alabama, and Community Bank & Trust-Troup (collectively referred to herein as the “banks”) and the non-bank subsidiaries of the company, Financial Supermarkets, Inc. and Financial Properties, Inc. The company’s principal executive offices are located at 448 North Main Street, Cornelia, Georgia 31531, and its principal telephone number there is (706) 776-2265. References to “we”, “our”, “us” or “the company” in this proxy statement refer to Community Bankshares, Inc. and its subsidiaries, unless the context indicates otherwise.

No person is authorized to give any information or to make any representations not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by Community Bankshares, Inc.

SUMMARY OF THE SPECIAL MEETING AND THE REVERSE STOCK SPLIT

The following is a summary, in question-and-answer format, of certain information contained in this proxy statement. This summary is provided to assist the shareholders in their review of this proxy statement. This summary should not be considered complete and is qualified in its entirety by the more detailed information appearing elsewhere in this proxy statement and in the appendices. All shareholders are urged to read this proxy statement in its entirety.

What are the purposes of the special meeting, and when and where is it being held?

The company is holding the special meeting for the shareholders to consider and vote upon an amendment to the company’s articles of incorporation to effect the proposed reverse stock split. The meeting is being held at the Cornelia Community House, 601 Wyly Street, Cornelia, Georgia, on Wednesday, April 27, 2005, at 10:00 a.m. See the notice of special meeting immediately preceding this proxy statement.

What is a reverse stock split?

A reverse stock split is the opposite of a stock split—instead of getting two or more shares for each share owned by a shareholder, as in a stock split, in a reverse stock split shareholders get one share for each two or more shares owned. The effect is that there are fewer shares outstanding, and fewer owners of whole shares following a reverse stock split. Also, each share will be worth more and have a higher par value per share.

What will I receive in the reverse stock split?

In the reverse stock split being proposed by us, shareholders would get 1 share for every 500 shares owned. For example, a shareholder with 5,000 shares would own 10 shares after the reverse stock split.

No fractional shares will be issued. Rather, holders of fractional shares will be paid an amount equal to $58.14 per share of pre-split common stock. Shareholders who currently hold less than 500 shares will only receive cash from the company in lieu of fractional shares, and will no longer be shareholders of the company. The following table illustrates the effect of the reverse stock split on holders of various numbers of shares:

Number of Shares Held Pre-Split	Number of Shares Held Post-Split	Cash Received in Lieu of Fractional Shares
1	—	$58.14
10	—	$581.40
100	—	$5814.00
500	1	—
999	1	$29,011.86
2250	4	$14,535.00
5000	10	—

In addition, the par value of common stock would be increased from $1.00 per share to $500.00, and the total number of shares authorized for issuance under the company’s articles of incorporation would be reduced from 5,000,000 to 10,000. As a result, the shareholders will have fewer shares with a higher value and approximately the same net value, less any cash received. See “Special Factors—Effects of the Reverse Stock Split”.

What are some of the other effects of the reverse stock split?

➢
For those shareholders that continue to be shareholders, their percentage ownership will change in a small amount—such change is not expected to equal an increase of over 0.67% or decrease of under 0.02% of the outstanding shares.

➢	The value of each share of post-split common stock should increase roughly in proportion to the split ratio—but there may be some market value discount due to decreased liquidity.

➢	The par value of the common stock will increase from $1.00 per share to $500.00.

➢	The number of shares authorized under the company’s articles of incorporation will decrease from 5,000,000 to 10,000.

See “Special Factors—Effects of the Reverse Stock Split”.

What is the effect on me if I hold shares in the company’s employee stock ownership plan?

In the reverse stock split being proposed by us, participants in the ESOP would get 1 share for each of their 500 allocated and unallocated shares. Although the ESOP is one record shareholder, for purposes of the reverse stock split, we will treat the ESOP participants as the record holders. As has always been the case in the ESOP, the ESOP will issue fractional shares to the ESOP participants.

Why does the company want to conduct the reverse stock split?

We are proposing the reverse stock split primarily in order to “go private”—meaning that the company would terminate its status as a “public” company. The company is currently subject to periodic report filing and other obligations under the federal Securities Exchange Act. It can terminate these obligations however if it reduces the number of its record shareholders below 300, which the proposed reverse stock split is designed to do. The company anticipates that the reverse stock split, if consummated, would reduce the number of record holders from 468 at the record date to approximately 236.

“Going private” will relieve the company from the expense and burden associated with compliance with both current and proposed federal securities laws and regulations. These burdens include not only filing publicly available periodic reports with the Securities and Exchange Commission, or SEC, but also new obligations under the Sarbanes-Oxley Act of 2002. The new obligations under this act have and will continue in the future to greatly increased administrative costs. In light of the absence of a public trading market for the common stock and other factors, in the opinion of management such additional costs are not justified. See “Special Factors—Purposes of and Reasons for the Reverse Stock Split”.

Are there any disadvantages to the reverse stock split and “going private”?

Yes. The common stock will be less liquid after the reverse stock split. There will also be less publicly available information concerning the company, and the company and its management will not have to comply with certain federal securities laws.

Any time the number of shareholders of a company decreases to a smaller number, the remaining shareholders will likely find that there are fewer buyers and sellers for their shares, although the effect on us will not be as dramatic as it would upon a company that has an established trading market before going private. Liquidity may also be effected because the value of individual post-split shares will increase (although not necessarily in exact proportion to the split ratio, as buyers may discount them due to decreased liquidity and the cash payments for fractional shares will change their relative book value).

After the company goes private, it will cease filing publicly available periodic reports with the SEC, so remaining shareholders and investors will not have access to as much public information about the company as before. In addition, the company and its directors and officers will not be subject to current and proposed federal securities laws. See “Special Factors—Effects of the Reverse Stock Split”.

Who can vote, and what is the vote necessary to approve the reverse stock split?

Any shareholder of record on the record date, which is April 11, 2005, can vote by proxy or in person. The amendment to the articles of incorporation effecting the reverse stock split must be approved by the affirmative vote of a majority of the shares entitled to be voted on the matter. Each outstanding share is entitled to one vote.

The directors and executive officers of the company, have indicated that they intend to vote all shares beneficially owned by them in favor of the reverse stock split. The directors and executive officers of the Company currently beneficially own approximately 44.69% of the outstanding common stock.

Does the board of directors recommend shareholders approve the reverse stock split?

Yes. The board unanimously recommends a vote “for” the reverse stock split. The board by unanimous vote on January 13, 2005, after due deliberation and after considering the advice of counsel and a financial advisor to the board, adopted resolutions declaring: the terms and conditions of the reverse stock split and purchase of fractional shares advisable, fair to, and otherwise in the best interests of, the unaffiliated and affiliated shareholders of the company; directing that the proposed reverse stock split be submitted to the shareholders of the company for consideration; and recommending that such shareholders vote in favor of the reverse stock split.

Does the board of directors have any interests that differ from my interests as a shareholder?

You should be aware that the board may have some interests that differ from yours. For instance, although the board participates in the reverse stock split on the same terms as all shareholders and will receive the same consideration for their fractional shares as other shareholders, all eight directors of the company own at least 500 shares, and, consequently, they will remain shareholders in the company after the reverse stock split. Also, like all remaining shareholders, their percentage ownership of the company will change a small amount due to the elimination of shareholders who currently hold less than 500 shares, but only in proportion to the other remaining shareholders. These incidental changes in the proportionate equity interests of the company’s shareholders will be minor, however. For instance, the company’s largest shareholder’s proportionate equity interest is expected to increase 0.67% and a shareholder owning 999 shares would see his proportionate equity interest decrease by 0.02%. See “Interests of Directors, Executive Officers and Controlling Persons in the Reverse Stock Split”.

Is the price being offered for the fractional shares fair?

The board of directors of the company believes that the reverse stock split, including the price per share of pre-split common stock to be paid to shareholders otherwise entitled to fractional shares of post-split common stock, is substantively fair to the unaffiliated and affiliated shareholders of the company.

The board retained Burke Capital Group, Inc., a financial advisor, to assist it in determining the fairness of the price. Burke Capital Group rendered an opinion that the $58.14 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares is fair to shareholders. The opinion of the financial advisor is set forth in Appendix  F.

Although the board considered the Burke Capital Group opinion, the board conducted its own independent deliberation and based its decisions on that deliberation. See “Special Factors”.

In reaching their decision, the board considered that holders of less than 500 shares would be entitled to dissenters’ rights and that affiliates of the company might experience slightly greater illiquidity than non-affiliates. Unaffiliated shareholders who hold 500 or more shares will be treated the same as affiliated shareholders who hold 500 or more shares—they will no longer be shareholders of the company but will be entitled to dissenters’ rights—and their proportionate interests in the company will not materially change (other than minor changes resulting from the purchase of fractional shares). All shareholders, regardless of the size of their holdings or their affiliate status, will be entitled to receive $58.14 per pre-split share of common stock in lieu of any fractional share of post-split common stock that would otherwise be issued.

The board determined that the reverse stock split was procedurally fair to the unaffiliated and affiliated shareholders. In so concluding, the board considered that shareholders who would be eliminated in the reverse stock split would have dissenters’ rights. The transaction however is not structured so as to require the approval of a majority of the unaffiliated shareholders, and an unaffiliated representative did not represent the interests of the unaffiliated shareholders. See “Special Factors—Fairness—Factors Considered by the Board”.

Do shareholders have any dissenters’ rights?

Yes. If you currently hold less than 500 shares, vote against the reverse stock split and comply with other procedural steps, the Georgia’s dissenters’ rights statute permits shareholders whose holdings would be reduced to a fractional share who do not vote in favor of the reverse stock split to dissent and instead demand payment of fair value for their eliminated fractional shares. Provided the shareholder complies with the detailed statutory procedures to perfect their dissenters’ rights, the dissenting shareholder can seek a determination of the value of their shares in court. The fair value as determined by such court, however, could be lower or higher than the $58.14 per pre-split share that non-dissenting shareholders will receive in lieu of post-split fractional shares. See “Dissenters’ Rights”.

What are the material federal tax consequences to me as a result of the reverse stock split?

If you receive cash in lieu of a fractional share of post-split common stock, you will recognize taxable gain or loss equal to any difference between the amount of cash you receive and your adjusted basis in the fractional share. Assuming you are holding your pre-split common stock as a capital asset, any gain or loss will be capital gain or loss—and if your holding period exceeds one year, it will be long-term capital gain or loss.

You will have no tax consequences as a result of receiving post-split shares of common stock in exchange for pre-split shares, other than a reallocation of your basis.

Tax consequences may depend on individual circumstances. Consequently, you should consult with your own tax advisor regarding the tax effects to you. See “Federal Income Tax Consequences”.

Should I send in my stock certificate(s) now in order to get new post-split certificates and/or cash in lieu of fractional shares?

Not yet. If the reverse stock split is approved, following the special meeting we will send you a transmittal letter with instructions on surrendering your old certificates and obtaining new certificates and/or cash in lieu of fractional shares. Upon receipt of your duly completed transmittal letter and surrender of your old stock certificates in accordance with the instructions in the transmittal letter, the company will promptly forward any new stock certificates or cash payment (without interest) in lieu of fractional shares you may be entitled to. See “Exchange of Stock Certificates and Payment for Fractional Shares”.

What information should I consult regarding the reverse stock split?

We encourage to read this proxy statement for information on the reverse stock split. We also encourage you to read the appendices that are being delivered to you with this proxy statement:

➢	Appendix A—portions of our annual report on Form 10-K for the year ended December 31, 2004

➢
Appendix B—pro forma financial information illustrating what the effect of the reverse stock split would have been on some our historical financial statements, assuming the reverse stock split happened at an earlier time

➢	Appendix C—the form of the articles of amendment to our articles of incorporation, which will effect the reverse stock split upon filing

➢	Appendix D—the Georgia dissenters’ rights statute

➢	Appendix E—the valuation report of the financial advisor

➢	Appendix F—opinion of the financial advisor

In addition, the company currently files reports with the SEC, which are available from the SEC or through the Internet, as described in “Where You Can Find More Information”. This proxy statement and its appendices are part of an SEC filing the company has made on Schedule 13E-3, which contains information not set forth in this proxy statement or its appendices. You may wish to consult this additional information.

AMENDMENT OF THE ARTICLES OF INCORPORATION TO
EFFECT THE REVERSE STOCK SPLIT

After consideration of the evaluation of the financial advisor, Burke Capital Group, Inc., advice of legal counsel, and its own independent deliberation, including consideration of the information set forth below under “Special Factors”, our board of directors has unanimously adopted resolutions directing that a proposed amendment to Article V. of the company’s articles of incorporation be submitted to the shareholders of the company for consideration to:

➢	effect a 1-for-500 reverse stock split of the company’s outstanding common stock;

➢	reduce the number of authorized shares of common stock from 5,000,000 to 10,000; and

➢	increase the par value of the common stock from $1.00 per share to $500.00.

The amendment provides that in lieu of issuing any fractional shares resulting from the reverse stock split, the company will pay to any record holder who would otherwise be entitled to receive a fractional share a cash payment in the amount of $58.14 for each share of common stock held by that person immediately prior to the effectiveness of the reverse stock split represented by the fractional shares. The full text of the proposed articles of amendment to the company’s articles of incorporation is set forth in Appendix C.

If it is approved by the shareholders, the reverse stock split and the reductions in par value and authorized shares will be accomplished by the filing of the articles of amendment with the Secretary of State of the State of Georgia, and will be effective at the time of filing. Once effective, current shareholders who hold less than 500 shares will no longer be shareholders of the company. It is anticipated that the number of holders of whole shares of the common stock will decrease from 468 to 236, thus permitting the company to suspend its obligation to file reports with the SEC under the Securities Exchange Act since it will have fewer than 300 record holders. The company intends to file the amendment with the Georgia Secretary of State as soon as practicable after approval of the amendment at the special meeting, and to make the necessary filing with the SEC to suspend its duty to file reports as soon as practicable after effectiveness of the articles of amendment.

Any shareholder of record as of the record date, which is April 11, 2005, can vote by proxy or in person. The amendment to the articles of incorporation effecting the reverse stock split must be approved by the affirmative vote of a majority of the shares entitled to be voted on the matter. Each outstanding share is entitled to one vote. The directors and executive officers of the company have indicated that they intend to vote all shares beneficially owned by them in favor of the reverse stock split. The directors and executive officers of the Company currently beneficially own approximately 44.69% of the outstanding common stock.

Shareholders who currently hold less than 500 shares, vote against the reverse stock split and comply with other procedural steps have dissenters’ rights as provided by Georgia law. It is possible that if a dissenting shareholder sought an appraisal of the fair value for his eliminated fractional shares, a court could determine that the fair value is lower or higher than the $58.14 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares. See “Dissenters’ Rights” below.

The board of directors unanimously recommends a vote “FOR” approval of the articles of amendment to the company’s articles of incorporation effecting the reverse stock split and the related increases in par value per share and total shares authorized for issuance.

SPECIAL FACTORS

Purpose of and Reasons for the Reverse Stock Split

The purpose of the reverse stock split is to permit us to save the costs we currently incur, and are expecting to incur in the future if the reverse stock split is not consummated, because of its status as a reporting company under the federal securities laws. The board believes that such action is in the best interests of the company because the out-of-pocket and internal costs to the company associated with compliance with federal securities laws, when compared to the limited number of shareholders of the company and the absence of any trading market is, in the company’s opinion, unwarranted.

The reverse stock split and purchase of the resulting fractional shares will allow the company to achieve this purpose by reducing the number of the company’s record shareholders to fewer than 300, thereby relieving the company of its obligation to file periodic reports under Section 15(d) of the Securities Exchange Act, such as SEC Forms 10-K, 10-Q and 8-K, and of other obligations under the federal securities laws.

We incur direct costs as a reporting company under the Securities Exchange Act, including legal and accounting fees, to prepare SEC reports. We also incur indirect costs because management and personnel are required to devote substantial time and attention to the preparation and review of these filings and to other federal securities law matters. We estimate that the direct and indirect costs associated with the company’s status as a reporting company were in excess of $250,000 annually during 2003 and 2004.

The Sarbanes-Oxley Act of 2002 has added substantially to the company’s direct and indirect costs of being a public company, in an amount that it is impractical to calculate precisely at this time, but is estimated to be in excess of $300,000 during 2005, $450,000 during 2006 and $300,000 per year thereafter. Under regulations implementing part of the Sarbanes-Oxley Act, the company is obligated to maintain and regularly evaluate disclosure controls and procedures with respect to the company’s SEC reports, which has further increased the internal costs to the company by diverting management attention from company operations. If the reverse stock split is not effected, the company will be obliged to engage additional consultants or accountants to assist us in evaluating our internal controls and engage our independent accountants to render an attestation report on the company’s internal controls, all of which will substantially increase our costs.

While these provisions might be of benefit to the shareholders of larger companies with significant numbers of shareholders and an active trading market, the costs do not appear justified in our case. They are not justified in the company’s case particularly because our shareholders do not enjoy the primary benefit of public company status to shareholders: an efficient, liquid trading market for the shares. Because there is limited trading in our stock, the value to shareholders and investors of information about the company that is publicly available while the company is a reporting registrant under the Securities Exchange Act is lower than it would be if transactions in the common stock could be made over an established stock market. This is so because shareholders and investors cannot easily buy or sell stock in reaction to information in our SEC filings. Nor have we historically used or needed the primary benefit to public companies of their reporting status—relatively easy access to the public capital markets. Our capital needs have been met through other methods.

As of the record date for the reverse stock split, April 11, 2005, there were 468 shareholders of record. On such date, 232 shareholders owned fewer than 500 shares. Although holders of fewer than 500 shares constitute approximately 50% of the total shareholders of record of the company, those shareholders own less than 1.7% of the outstanding shares of common stock. Of these approximately 232 shareholders, there are some 166 shareholders of record who own less than 200 shares. These shareholders have relatively little economic interest in the company. The purchase of fractional shares resulting from the reverse stock split also offers those shareholders an economical way of disposing of their shares, particularly in light of the fact that there is no public trading market for the shares.

Effects of the Reverse Stock Split

Reduction in Shareholders and Purchase of Fractional Shares. Upon consummation of the reverse stock split, the company anticipates that the number of record shareholders of the company will be reduced from 468 as of the record date to 236 and the company will achieve the purposes of the reverse stock split described above. In addition, the amendment to the company’s articles of incorporation effecting the 500-for-1 reverse stock split also would increase the par value per share of common stock from $1.00 to $500.00, and would reduce the total number of shares authorized for issuance under the articles from 5,000,000 to 10,000. It is expected that as a result of the reverse stock split and related purchase of fractional interests, the total number of shares of common stock outstanding will be reduced from 2,141,275 to 4,114.

Shareholders who currently hold less than 500 shares will no longer be shareholders upon effectiveness of the reverse stock split, and will lose all rights of shareholders, including voting and dividend rights. Such shareholders will only have the right to receive cash in lieu of fractional shares of post-split common stock in an amount equal to $58.14 per share held prior to the effectiveness of the reverse stock split. Shareholders who hold more than 500 shares before the reverse stock split will continue to be shareholders afterwards. They will be entitled to 1 share of post-split common stock per 500 shares held pre-split, plus cash in lieu of fractional shares of post-split common stock at the same rate of $58.14 per share of pre-split common stock owned. The total cost to the company of purchasing the fractional shares resulting from the reverse stock split will be approximately $5,088,704. The following table illustrates the effect of the reverse stock split on notional holders of various numbers of shares:

Number of Shares Held Pre-Split	Number of Shares Held Post-Split	Cash Received in Lieu of Fractional Shares
1	—	$58.14
10	—	$581.40
100	—	$5814.00
500	1	—
999	1	$29,011.86
2250	4.5	$14,535.00
5000	10	—

Although shareholders who hold their shares in “street name” with a broker nominee are not the record holders of the company’s common stock, for purposes of the reverse stock split, we will treat the underlying shareholders as the record holders. The underlying beneficial holders will get 1 share for each share they hold with the nominee record holder.

Effect on Ownership of Remaining Shareholders. The reverse stock split is not intended to change the proportionate equity interests of the company’s existing shareholders, but some incidental change will occur in connection with the elimination of fractional shares. No shareholder’s post-split percentage ownership of the company is expected to increase by more than 0.64% or decrease by more than 0.02% of the outstanding common stock.

For example, the company’s largest shareholder owns 362,448 shares, or 16.68% of the shares outstanding. After the reverse stock split, he will only own 724 shares but his proportionate equity interest will increase to 17.32% of the shares outstanding. A shareholder who owns 999 shares, or 0.046% of the shares outstanding, however, will see a small decrease in their proportionate equity interest after the reverse stock split. Such a shareholder will own 1 share after the reverse stock split, or 0.024% of the shares outstanding.

Effects on Ownership of Participants in Employee Stock Ownership Plan. Although the ESOP is one record shareholder, for purposes of the reverse stock split, we will treat the ESOP participants as the record holders. The participants would get 1 share for each of their 500 allocated shares as a result of the reverse stock split. As has always been the case in the ESOP, the ESOP will issue fractional shares to the ESOP participants. However, as has also always been the case, if a participant takes a distribution from the ESOP, he or she will be paid cash for any fractional shares that remain as a part of his or her allocated shares at the then current price determined by the most recent annual appraisal by a third party. The unallocated shares will also be consummated at the 500 to 1 ratio.

Participants in the ESOP will be allowed to vote their allocated shares for or against the reverse stock split. The participants are entitled to vote the shares allocated to their accounts on any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or similar transactions as described in Treasury Regulations. In connection with the reverse stock split, the ESOP trustees will vote (1) the shares that are not allocated to participants’ accounts and (2) the shares that are allocated to participants’ accounts but that are not voted by participants.

Effects on Ownership of Affiliates. Affiliates of the company, including executive officers and directors, will participate in the reverse stock split and purchase of fractional shares to the same extent as nonaffiliates. They will not receive any extra consideration for their fractional shares, and it is anticipated that the directors and executive officers will continue in their current positions. The known affiliates of the company all currently own sufficient shares of stock (over 500 each) so that they will all continue to be shareholders after the effectiveness of the reverse stock split. As with all other remaining shareholders of the company, the percentage ownership by the affiliates of the total outstanding shares after the reverse stock split and purchase of fractional shares may change slightly. The following table illustrates the effect on the company’s directors, executive officers and 5% or greater shareholders known to the company.

	Number of Shares Owned (Percent of Outstanding)
Name	Before the Reverse Stock Split	After the Reverse Stock Split	Cash Received

Joye H. Adams	123,520 (5.69%)	247 (5.92%)	$ 1,162.80
Steven C. Adams	474,288 (21.83%) (1)(2)(3)	947 (22.71%)	16,794.32
Edwin B. Burr	1,343 (*)	2 (*)	19,942.02
Elton S. Collins	380,048 (17.49%) (3)(4)	759 (18.20%)	2,790.72
Community Bankshares, Inc. Employee Stock Ownership Plan and Trust	362,448 (17.38%)	724 (17.36%)	26,046.72
Wesley A. Dodd, Jr.	43,445 (2.00%) (4)	86 (2.06%)	25,872.30
Annette R. Fricks	22,126 (1.02%) (4)	44 (1.03%)	7,325.30
David H. Gould, Jr.	500 (*)	1 (*)	-
Harry L. Stephens	8,819 (*) (4)	17 (*)	18,546.66
H. Calvin Stovall	165,512 (7.62%) (5)	329 (7.87%)	58,837.68
William R. Stump, Jr.	5,695 (*) (4)	11 (*)	11,337.30
Dean C. Swanson	27,000 (1.24%)	54 (1.29%)	-
George D. Telford	69,071 (3.18%)	138 (3.30%) (7)	4,069.80
Dr. A. Dan Windham	8,187 (*)	16 (*)	10,872.18
J. Alton Wingate	681,450 (31.37%) (1)(3)	1,362 (32.58%)	116.28
Lois M. Wood-Schroyer	4,093 (*)	8 (*)	5,407.02
All Executive Officers, Directors and 5% shareholders as a group (16 Persons)	1,222,701 (56.29%)	2,436 (58.30%)
______________
*less than one percent

(1)
Includes an aggregate of 48,000 shares held by the Taft Chatham Trusts I and II with respect to which Messrs. Wingate and Adams are co-trustees and share voting and investment power. Includes 19,500 shares held by Chatham Transport company with respect to which Messrs. Wingate and Adams share voting power.

(2)	Includes 44,340 shares held by Mr. Adams as trustee for the F. Jack Adams Testamentary Trust, as to which Mr. Adams has voting and investment control.
(3)
Includes 362,448 shares held by the Community Bankshares, Inc. Employee Stock Ownership Plan with respect to which  Messrs. Wingate, Adams and Collins are co-trustees and share voting and investment power.

(4)	Includes presently-exercisable options to acquire 2,500 shares of Common Stock.
(5)	Includes 130,925 shares held by Stovall Investments, LLLP with respect to which Mr. Stovall has voting and investment control.

When the reverse stock split is effected, the persons named in the table above will hold approximately 58% of the outstanding shares of common stock. Such individuals now own approximately 56%.

Value of Post-Split Shares. The market value per share of common stock remaining after the reverse stock split should increase approximately in proportion to the split ratio—that is, each share should have a market value after the reverse stock split approximately 500 times greater than before. However, buyers may impose some discount due to the fact that the stock may be more illiquid after the company ceases filing periodic reports and complying with other obligations under the Securities Exchange Act. Buyers may also discount the stock simply because of the loss of the company’s “public” status, without regards to lost liquidity. Consequently, the post-split market value of the common stock may be less than 500 times its current value.

Reduction in Publicly-Available Information. As soon as practicable after effectiveness of the reverse stock split, the company intends to make the requisite filing with the SEC to suspend its obligations under the Securities Exchange Act. Immediately upon such filing, the company will be relieved from filing periodic reports with the SEC and from other federal securities laws and regulations, as described above under “—Purpose of and Reasons for the Reverse Stock Split”. Shareholders and investors will no longer have the benefit of being able to review these publicly-available SEC reports on an ongoing basis, and will not benefit from corporate governance and other initiatives under the Sarbanes-Oxley Act. Under Georgia corporate law and the company’s bylaws, we must annually prepare a balance sheet and profit and loss statement for our most recent fiscal year and promptly mail such financial statements to any record shareholder upon written request. This requirement shall remain in effect after the reverse stock split.

Liquidity of the Common Stock. There is no public trading market for our common stock. Nevertheless, the increase in the per share price of the common stock and the decrease in the number of shareholders and of the number shares of common stock outstanding as a result of the reverse stock split and purchase of fractional shares may adversely affect the liquidity of the common stock. Buyers may be discouraged due to relatively higher per-share prices, and there will be fewer potential sellers. In addition, after the company suspends its obligation to file periodic reports with the SEC, the reduction in public information concerning the company and the termination of the company’s status as a reporting company may adversely affect the liquidity and market value of the common stock. This may happen because, among other reasons, potential buyers and sellers may find it more difficult to determine the market value of stock without the benefit of SEC reports. Potential new investors who are unfamiliar with the company may particularly be reticent, due to the lack of publicly-available information. Small shareholders however may also benefit from the reverse stock split and fractional share purchase because of the potential difficulties in selling holdings of less than 500 shares they might otherwise encounter, as described above under “—Purpose of and Reasons for the Reverse Stock Split”.

Other Effects

➢
Shareholders hold less than 500 shares, vote against the reverse stock split and comply with other procedural steps of Georgia’s dissenters’ rights statute will have dissenters’ rights as described under “Dissenters’ Rights” below.

➢	The federal income tax consequences to shareholders as a result of the reverse stock split and purchase of fractional shares is described under “Federal Income Tax Consequences” below.

➢	The financial effects of the reverse stock split are set forth under “Financial Information” below, and in the Pro Forma Information attached as Appendix B to this proxy statement.

Background and Procedures

The board by unanimous vote on January 13, 2005, after due deliberation and after considering the advice of the financial advisor and legal counsel, adopted resolutions declaring: the terms and conditions of the reverse stock split and purchase of fractional shares, including the price of $58.14 per pre-split share in lieu of fractional shares, advisable, substantively fair to, and otherwise in the best interests of, the unaffiliated and affiliated shareholders of the company; directing that the proposed amendment be submitted to the shareholders of the company for consideration; and recommending that such shareholders vote in favor of the reverse stock split. The following discussion summarizes the process by which the board reached its decision.

Board Meetings

We first considered undertaking a “going private” transaction in the fall of 2004. At meetings held on October 25, November 6 and December 14, 2004, the board discussed the proposed reverse stock split and resulting going private transaction, and resolved to engage a financial advisor to provide a fairness opinion. The board determined that the cost of obtaining such a fairness opinion was advisable in relation to the expenses of the transaction, including the costs for purchasing fractional shares resulting from the reverse stock split.

The financial advisor retained by the board, Burke Capital Group, L.L.C., was charged with the responsibility of providing a fairness opinion to the board regarding a fair price to pay for the fractional shares resulting from the reverse stock split of the common stock, in the event the board determined that undertaking the reverse stock split and going private transaction was desirable.

The financial advisor met telephonically or in person on several occasions with members of the board and management during late December 2004. During those meetings, discussions occurred and information shared concerning the advantages and disadvantages of going private through a reverse stock split, including the matters discussed above under “—Effects of the Reverse Stock Split,” and of appropriate methodologies for determining a fair price to pay for fractional shares.

On January 3, 2005, the board met with the financial advisor. At the meeting, the financial advisor reviewed with the board its financial analysis of the consideration payable for fractional shares. Based on the analyses performed, the report recommended that $58.14 was a substantially fair per pre-split share cash consideration be offered in the reverse stock split. The full text of the financial advisor’s report, which is summarized below under “—Fairness—Opinion of the Financial Advisor,” is attached to this proxy statement as Appendix E. Also at this meeting, the board of directors was advised by its outside counsel, Kilpatrick Stockton LLP, as to matters concerning going private transactions and reverse stock splits, including the board’s fiduciary duties. The board discussed these matters and other related matters.

The board met again on January 13, 2005 to consider the reverse stock split. Based upon its own independent deliberations at that meeting and at prior meetings, and after consultation with the financial advisor and consideration of the consultant’s report and recommendation and the advice of its legal counsel, the board by unanimous vote adopted resolutions declaring: the terms and conditions of the reverse stock split and purchase of fractional shares advisable, substantively fair to, and otherwise in the best interests of, the unaffiliated and affiliated shareholders of the company; recommend to the board that it direct that the proposed amendment be submitted to the shareholders of the company for consideration; and recommend shareholders vote in favor of the reverse stock split. The board adopted the analyses in the report of the financial advisor to the extent that, after its own independent review and discussion of such analyses, it considered such analyses in reaching its decisions.

In considering this recommendation, you should be aware that the board may have some interests that differ from yours. For instance, although the board participates in the reverse stock split on the same terms as all shareholders and will receive the same consideration for their fractional shares as other shareholders, all eight of the directors of the company own over 500 shares, and consequently they will remain shareholders in the company after the reverse stock split. Also, like all remaining shareholders, their percentage ownership of the company will change a small amount due to the elimination of shareholders who currently hold less than 500 shares, but only in proportion to the other remaining shareholders. These incidental changes in the proportionate equity interests of the company’s shareholders will be minor, however, For instance, the company’s largest shareholder’s proportionate equity interest is expected to increase 0.64% and a shareholder owning 999 shares would see his proportionate equity interest decrease by 0.02%. See “Interests of Directors, Executive Officers and Controlling Persons in the Reverse Stock Split”. All of the directors and executive officers will also continue in their current positions after the reverse stock split. The board was fully apprised of these potentially differing interests.

The board also considered that holders of less than 500 shares would be entitled to dissenters’ rights and that affiliates of the company might experience slightly greater illiquidity than non-affiliates. See “—Fairness—Factors Considered by the Board” for more information. The board determined that the reverse stock split was procedurally fair to the shareholders, also as discussed below.

Fairness

Factors Considered by the Board

The board considered a number of factors in determining whether it was in the best interests of the company and its shareholders to undertake a transaction to reduce the number of shareholders to less than 300 persons in order to suspend its obligations to file reports under the Securities Exchange Act. The board deliberations on these factors formed the basis for its determination regarding undertaking the reverse stock split.

➢
The board reviewed and discussed the cost savings to be achieved by suspending its filing and other obligations under the Securities Exchange Act. The board determined that cost savings of approximately $300,000 per year and an additional $450,000 next year, could be achieved if the company suspended such obligations. These estimated cost savings weighed in favor of effecting the reverse stock split.

➢
The board considered the time and effort currently required of management to comply with the current and proposed reporting and other federal securities law requirements, including initiatives under the Sarbanes-Oxley Act. The conservation of management time that could be achieved weighed in favor of effecting the reverse stock split.

➢
The board considered the liquidity, availability of public information and other effects that terminating the registration of the common stock might have on the market for the common stock and the ability of shareholders to buy and sell shares, taking into account the relatively small number of shareholders and absence of public trading market for the common stock. Because the company’s stock is not currently traded on any public market, the loss of liquidity that normally is associated with the termination of a company’s “public” status did not weigh against the reverse stock split. The reduction in the availability of public information weighed somewhat against the reverse stock split, but its negative effect was mitigated because of the lack of a trading market, which makes public information about the company a less valuable resource for shareholders and investors than it would be if the company’s shares were actively traded on a stock market. This is so because shareholders and investors cannot easily buy or sell stock in reaction to information in the company’s SEC filings.

➢
The board considered that the reverse stock split and purchase of fractional shares would allow small shareholders who might otherwise encounter difficultly selling their shares to liquidate their shares without any burdensome direct or indirect transaction costs. The ability of small shareholders to achieve liquidity in their otherwise illiquid holdings at a significant premium to the prevailing price paid for the company’s stock in the most recent transactions weighed in favor of the reverse stock split.

Considering these factors, the board determined that the benefits to be gained from suspending the company’s duty to file periodic SEC reports and its other obligations under the Securities Exchange Act outweighed any detrimental effects.

In considering the price to be paid to shareholders otherwise entitled to fractional shares of post-split common stock, the board, in consultation with the financial advisor, reviewed and discussed a number of factors. The board deliberations on these factors formed the basis for the determination regarding the price to be paid for fractional shares in the reverse stock split. Some of the factors considered by the board were detailed in the financial analysis of the financial advisor. These factors, which were carefully discussed and considered by the board as part of its deliberations, included:

➢	historical trading prices for our common stock and trading prices for comparable companies with a traded stock;

➢	the financial value of our common stock and the financial value of stock of comparable companies;

➢	our future earnings projections; and

➢	the current composition of our revenue and expenses, including non-bank earnings.

The board considered as a factor in its deliberations that, based on these analyses, the financial advisor recommended a price of $58.14 per pre-split share cash consideration in lieu of fractional post-split shares. This recommendation weighed in favor of a price of $58.14 per pre-split share cash consideration. These matters are more fully discussed below under “—Opinion of the Financial Advisor”.

The board also considered the historical financial performance of the company, as forth in its SEC reports, particularly its Annual Report on Form 10-K for the year ended December 31, 2004, portions of which are attached hereto as Appendix A. The company’s historical performance over a three- and five-year period did not weigh in favor of a higher price per pre-split share. See “Financial Information”.

The board determined that the reverse stock split was procedurally fair to the shareholders In reaching their determinations, the board considered that holders of less than 500 shares would be entitled to dissenters’ rights. In this regard it should be noted that unaffiliated shareholders who hold 500 or more shares will be treated the same as affiliated shareholders who hold 500 or more shares, and their proportionate interests in the company will not change (other than minor changes resulting from the purchase of fractional shares). Unaffiliated shareholders who hold less than 500 shares will be treated the same as any affiliated shareholders who hold less than 500 shares—they will no longer be shareholders of the company but will be entitled to dissenters’ rights. All shareholders, regardless of the size of their holdings or their affiliate status, will be entitled to receive $58.14 per pre-split share of common stock in lieu of any fractional share of post-split common stock that would otherwise be issued. Consequently, an unaffiliated shareholder will be treated identically to an affiliated shareholder with the same number of shares. See “Dissenters’ Rights” below. The board discussed the possibility that if a dissenting shareholder sought an appraisal of the fair value for his eliminated fractional shares, a court could determine that the fair value is lower or higher than the $58.14 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares.

The board discussed the possibility that the board members may have some interests that differ from the rest of the company’s shareholders. All eight directors of the company own over 500 shares, and consequently will remain shareholders in the company after the reverse stock split. In addition, the percentage ownership of all of the directors who own shares will increase in a small amount due to the elimination of shareholders who hold less than 500 shares prior to the reverse stock split.

The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required, and the company is not required by law to do so. If “unaffiliated shareholders” were deemed to include every shareholder but the directors, executive officers and controlling shareholders, the approving shareholder group would include shareholders who would remain owners of the company after the reverse stock split. The rationale for allowing some shareholders with 500 or more shares to determine whether to proceed with the reverse stock split but denying that right to similarly situated shareholder seemed elusive. If “unaffiliated shareholders” were deemed to only include holders of less than 500 shares, that would have permitted the holders of a very small economic interest in the company to determine the outcome of the reverse stock split. In this regard, the board considered that holders of less than 500 shares held in the aggregate less than 1.7% of the outstanding shares of the company. The board also considered that holders of such relatively small economic interests often do not participate in shareholder votes.

The board considered alternatives to the proposed reverse stock split, but determined to achieve its purpose through a reverse stock split because it believes that this structure is the simplest and most economical means of reducing the number of holders of the company’s common stock below 300, thereby achieving its goal of suspending its obligations under the Securities Exchange Act. The board considered an issuer or “round lot” tender offer as a means of going private, but rejected that alternative because there could be no assurance that it would reduce the number of the company’s shareholders to less than 300, as holders of less than 500 shares often do not participate in company affairs.

In reaching their determinations and in view of the variety of factors considered in determining the fairness of the consideration to be paid for fractional interests and the advisability of the reverse stock split and going private transaction, the board did not assign any relative or specific weights to the various factors considered by them, other than as set forth above.

Opinion of the Financial Advisor

The board retained Burke Capital Group, L.L.C. to act as its financial advisor in connection with the reverse stock split designed to enable the company to terminate its status as a “public” company. The company is currently subject to periodic report filing and other obligations under the federal Securities Exchange Act. Burke Capital Group’s financial advisory role included providing a valuation report to the board of directors detailing the fair market per share value of the fractional shares as a result of a reverse stock split. Burke Capital Group also delivered a written opinion as to the fairness, from a financial point of view, to all of the company’s shareholders, including the shareholders who will receive cash for fractional shares and shareholders remaining intact after the execution of the reverse stock split. Burke Capital Group is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital Group is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other corporate transactions. Burke Capital was retained based on its experience with community banks in the region in which the company operates. We will pay Burke Capital a fee of $10,000 for its financial consulting services and fairness opinion.

Burke Capital Group prepared its valuation report as of December 23, 2004, and determined that the fair market per share value for the proposed reverse stock split is $58.14. The full text of Burke Capital Group’s valuation report is attached as Appendix E. The board, after an extensive evaluation of Burke Capital Group’s valuation report, set and unanimously approved the $58.14 per share price to purchase fractional shares resulting from the reverse stock split. The ultimate decision and responsibility as to the pricing of the shares was made by the board of the company.

Burke Capital Group delivered its written opinion dated January 21, 2005 to the board of directors that the $58.14 per share price to be paid by the company for fractional shares was fair, from a financial point of view, as of the date of the opinion, to all the company’s shareholders, including those shareholders who will receive cash for fractional shares and shareholders remaining intact after the execution of the reverse stock split.

The full text of Burke Capital Group’s written opinion is attached as Appendix F to these materials. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital Group in rendering its opinion. We urge you to read the entire opinion carefully in connection with the transaction.

Burke Capital Group’s opinion speaks only as of the date of the opinion. The opinion was directed to the company’s board of directors and relates only to the fairness of the transaction from a financial point of view. It does not address the underlying business decision of the proposed transaction, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed transaction at the annual meeting or as to any other matter. Burke Capital Group’s fairness opinion was among many factors taken into consideration by the company’s board of directors in making its determination of the cash-out price.

In connection with rendering its January 21, 2005 opinion, Burke Capital Group reviewed and considered, among other things:

• certain publicly available financial statements and other historical financial information of the company that it deemed relevant;

• projected earnings, budgets and estimates for the company prepared by and reviewed with senior management of the company;

• the views of senior management of the company, based on discussions with members of senior management, regarding the company’s business, financial condition, results of operations and future prospects;

• a comparison of certain financial information for the company with similar publicly available information for certain other companies;

• the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

• the nature and terms of certain other “going private” transactions that it believed to be relevant;

• a draft of this proxy statement with respect to the reverse stock split transaction’s terms and conditions;

• the historical record of reported arm’s length transactions and trading activity of the company’s common stock;

• the pro forma balance sheet and income statement changes as a result of the transaction;

• the current market environment generally and the banking environment in particular; and

• such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

The company’s board of directors did not limit the investigations made or the procedures followed by Burke Capital Group in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Burke Capital Group assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of the company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital Group was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any such information. Burke Capital Group did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of the company or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital Group is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of the company, nor did it review any individual credit files relating to the company. With the company’s consent, Burke Capital Group assumed that the respective allowances for loan losses for the company were adequate to cover such losses and will be adequate on a pro forma basis. In addition, Burke Capital Group did not conduct any physical inspection of the properties or facilities of the company. Burke Capital Group is not an accounting firm and it relied on the reports of the independent accountants and the directors the company for the accuracy and completeness of the financial statements furnished to it.

Burke Capital Group’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital Group assumed that there has been no material change in the company’s assets, financial condition, and results of operations, business or prospects since the date of the last financial statements made available to them, that the company will remain a going concern for all periods relevant to its analyses.

In rendering its January 21, 2005 opinion, Burke Capital Group performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital Group, but is not a complete description of all the analyses underlying Burke Capital Group’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital Group believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital Group’s comparative analyses is identical to the company. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or change in control values, as the case may be, of the company and the companies to which it is being compared.

The earnings projections used and relied upon by Burke Capital Group in its analyses were based upon internal projections of the company’s management. With respect to all such financial projections and estimates, the company’s management confirmed to Burke Capital Group that they reflected the best currently available estimates and judgments of the future financial performance of the company and Burke Capital Group assumed for purposes of its analyses that such performance would be achieved. Burke Capital Group expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital Group by the company were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital Group in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital Group also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control the company and Burke Capital Group. The analyses performed by Burke Capital Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital Group prepared its analyses solely for purposes of preparing the valuation report and rendering its opinion. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital Group’s analyses do not necessarily reflect the value of the company’s common stock or the prices at which the company’s common stock may be sold at any time.

In addition, for the purposes of rendering its written opinion, Burke Capital Group assumed that (i) obtaining the necessary shareholder approvals for the transaction will not have an adverse effect on the company; and (ii) the transaction is consummated in a manner that complies in all respects with applicable provisions of the Securities Act, the Securities Exchange Act and all other applicable federal and state statutes, rules and regulations. Burke Capital Group expressed no opinion as to whether any alternative transaction might produce consideration for the holders of the company’s common stock in an amount in excess contemplated in the transaction.

Summary of the Transaction

Burke Capital Group reviewed the financial terms of the proposed transaction whereby Each holder of shares of common stock not divisible by 500 as of the effective date of the proposed reverse stock split will, in lieu of receiving fractional shares, receive cash from the company at the rate of $58.14 per pre-split share. Burke Capital Group estimated the aggregate cash needed to purchase fractional shares to be $4.8 million funded with currently available funds. It estimated the Company would incur $56,000 in costs associated with the transaction. For purposes of this analysis, cost savings were estimated at $450,000 during the first year after the transaction is completed. The table below summarizes the implied valuation multiples/premiums associated with the execution of the transaction.

Overview of Analysis

Burke Capital Group’s analysis included (i) a comparison of certain market multiples of similar publicly traded institutions, (ii) an analysis of selected premiums paid with respect to merger/change in control transactions, (iii) a dividend discount and terminal value analysis and (vi) the pro forma impact on the surviving shareholders. Burke Capital Group also considered the historical trading activity with respect to the marketability of the company’s common stock. Upon reconciliation of these separate items, Burke Capital Group presented a fair market per share value in connection with the reverse stock split.

Comparable Public Companies Analysis

Burke Capital Group used publicly available information to compare selected financial information for the company and a group of selected financial institutions. The group consisted of the company and 11 bank holding companies, which we refer to as the company’s “peer group”. The company’s peer group consisted of selected Georgia banks with assets between $500 million and $1.25 billion and having earned at least 50 basis points for the latest twelve months. While stocks trade principally on future earnings, Burke Capital Group believes there is a correlation between size and valuation; therefore, the comparables selected are similar in size and profitability to the company. The public comparables approach utilized the multiples of price to the last twelve months’ core earnings, price to current book value and core deposit premium (market value minus tangible book value to core deposits) to estimate value. The peer group was comprised of the following institutions:

Burke Capital Group reviewed the trading multiples of the company’s peer group and computed high, low, mean, and median multiples and premiums for the peer group. The median multiples and premiums were applied to the company’s financial information as of and for the period ended September 30, 2004 and were used to impute an average per share valuation. The table below reflects a range of the peer group’s trading multiples as of the valuation date.

Earnings Mix Adjustment

In reviewing the earnings mix of the peer group and the trading multiples above, Burke Capital Group has applied an earnings mix adjustment of 10% to the median price/LTM earnings multiples of the public market comparables. Burke Capital Group has determined that the discounted earnings multiple adequately reflects the value associated with the company’s earnings mix for the twelve months preceding September 30, 2004. The company’s consulting services segment, Financial Supermarkets, Inc., reflected a significant percentage of the company’s total revenues (13%), noninterest income (30%), and net income (20%). The market is and has historically applied a larger earnings multiple to institutions with core bank earnings while applying a lower earnings multiple to institutions with a diversified earnings mix (mortgage, trust, investment banking and trading operations).

Marketability Adjustment

The common stock of the peer group is publicly traded and represents substantial shareholder liquidity. The company’s stock is not currently trading on any established public exchange, the OTC Bulletin Board or the Pink Sheets; thus, the company’s common stock is not readily marketable. The company’s management provided a record of trades, of which it is aware, that occurred during 2004. In 2004, the company recorded 18 arms lengths stock transactions (14,521 shares), eight stock transactions purchased by the company as treasury shares (9,610 shares), and three stock transactions related to the company’s ESOP (8,879 shares). The majority of the transactions occurred between $44.00 and $46.00 per share. The company’s lack of a trading history provides minimal liquidity for the current shareholders.

Burke Capital Group analyzed the trading activity of the peer group and compared the results with those of the company. The peer group’s average daily trading volume for the preceding twelve months is more than 6,000 shares, while the company’s average daily trading volume is less than 75 shares.

Courts have tended to recognize higher discounts for lack of marketability in recent years. There have been various initial public offering and restricted stock studies to quantify the adjustment for lack of marketability or liquidity and, when considered in aggregate, these studies are commonly considered to suggest an adjustment for lack of marketability in the range of 25% to 40%.

With a reverse stock split or cash-out merger, a smaller adjustment is required to account for a partial liquidity event and the involuntary nature of the transaction; thus, Burke Capital Group applied a marketability adjustment of 20% to the implied valuation from the comparable public companies.

As illustrated in the following table, Burke Capital Group derived an average valuation per share of the company’s common stock of $61.09.

Analysis of Selected Merger Transactions

Burke Capital Group reviewed selected Southeastern bank and thrift merger and acquisition transactions since January 1, 2003. A change in control merger transaction represents the strategic valuation of a company, which, in most instances, includes a change in control premium. Burke Capital Group is valuing the company as a going concern entity, not under a change in control scenario. Burke Capital Group, after thoroughly studying the recent change in control premiums, is able to derive the financial or stand-alone valuation of a given entity. Specifically, Burke Capital Group selected bank and thrift merger and acquisition transactions according to the same criteria used in the comparable public companies analysis:

• merger and acquisition transactions announced after January 1, 2002,

• seller located in the Southeast (AL, GA, NC, SC, TN, VA),

• seller assets between $250 million and $1.25 billion, and

• seller was profitable for the twelve months preceding the announcement of the transaction

Burke Capital Group selected 14 transactions fitting the criteria listed above. The ten transactions selected included the following:

Burke Capital Group reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These change in control multiples and premiums were applied to the company’s financial information as of and for the period ended September 30, 2004 and were used to impute the company’s strategic or change in control per share valuation.

Change in Control Premium Adjustment

The precedent transactions analysis represents change in control transactions since January 2003. In each transaction, the acquiring institution paid a substantial premium over the discounted minority price that investors have previously paid, primarily for a control position in the acquired company. Control allows a buyer to make future decisions about the use of the acquired company’s assets, decisions about business strategy and the opportunity to benefit from cost savings and revenue enhancements. To analyze the premiums paid in recent transactions, Burke Capital Group analyzed precedent transactions since January 2003 that included selling institutions with a publicly traded security. On average, the financial value of the selling institution was 30% to 35% less than the change in control or strategic valuation.

Burke Capital Group is valuing the company on a going-concern basis, not under a change in control scenario. The financial valuation of the company excludes the premium paid in a change in control transaction. Thus, Burke Capital Group has adjusted the company’s implied strategic or change in control valuation by 35% to reflect the company’s financial valuation. As illustrated below, the company’s implied financial valuation per share is $60.00.

Dividend Discount and Terminal Value Analysis

Burke Capital Group performed a dividend discount and discounted terminal value analysis to determine the range of fair values of the company’s common stock in today’s values. The range of per share values is based on the present value of the expected future dividends to be paid as well as the present value of the company’s 2008 terminal valuation. For its analysis, Burke Capital Group relied on the four-year financial projections developed by the company’s management. Burke Capital Group calculated the company’s terminal value based on the five year average multiples of trailing earnings and book value derived from profitable Southeastern publicly traded bank holding companies (assets between $500 million and $1.25 billion) and applied a 20% marketability adjustment. The future dividends stream and calculated terminal value was discounted to the present time period using a range of discount rates. Burke Capital Group utilized a range of discount rates of 12.0% to 14.0%, which reflects the risk associated with the cash flows in question. The results of this analysis are summarized in the following table.

The analysis resulted in a range of present values of $51.52 per share to $55.21, with a median valuation per share of $53.32. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Burke Capital Group noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

Summary Valuation Analysis

Burke Capital Group, in its valuation report, provided the board of directors of the company with a fair market per share valuation for the transaction was $58.14. The table below is a summary breakdown of the fair market per share valuation.

Pro forma Impact of the Transaction

Burke Capital Group analyzed the transaction from the point of view of the shareholders who will remain after the transaction. In order to measure the impact transaction on the company’s operating results, financial condition and capital ratios, Burke Capital Group analyzed pro forma effects of the transaction on 2004 operating results (assuming the transaction was executed January 1, 2004). This analysis required Burke Capital Group to assume a reduction in shares outstanding due to the payment in fractional shares, but assumes a subsequent 500-for-1 forward stock split for comparative purposes. In performing this analysis, Burke Capital relied on certain assumptions provided by the company’s management relating to earnings projections, as well as the structure of costs associated with the transaction.

Burke Capital Group estimated that the transaction would result in the reduction to approximately 4,118 shares (2,059,000 common shares assuming a subsequent forward 500-for-1 stock split). The transaction will be financed through by the company’s currently available funds. Burke Capital estimated that the company will experience cost savings of approximately $450,000 (pre-tax) during the first year after the execution of the transaction. The following table highlights the 2004 projected pro forma impact on the company.

As a result, it is anticipated that the shareholders who will remain after the transaction could expect substantial earnings per share accretion as well as slight book value per share dilution. Pro forma earnings per share in 2004 is expected to increase by 5.1% due to the reduced number of pro forma common shares and substantial cost savings. Similarly, total equity and book value/share are expected to decline by 5.9% and 2.2%, respectively.

The common shares of the company do not trade on any organized exchange and there is little liquidity in the shares. It is the opinion of Burke Capital Group that the transaction will have little effect on the liquidity of the shares.

Burke Capital Group Fairness Opinion

Based upon the forgoing analyses and other investigations and assumptions, without giving specific weightings to any one factor or comparison, it is the opinion of Burke Capital Group that the per share price of $58.14 offered to the shareholders who will receive cash for fractional shares is fair from a financial point of view. Furthermore, it is Burke Capital Group’s opinion that the effect of the transaction on the shareholders who will remain intact is fair from a financial point of view.

SOURCE OF FUNDS AND EXPENSES

We anticipate funding the purchase of fractional interests resulting from the reverse stock split and our expenses in connection with this transaction from our currently available funds and through an increase in our long-term borrowings. The expected aggregate purchase price of fractional shares is approximately $5,088,704, based upon the payment of $58.14 per pre-split share of common stock in lieu of issuing a fractional post-split share. No alternative funding plans exist, as the board did not consider alternative plans necessary in light of the expected costs.

The company will pay all expenses in connection with the reverse stock split. The following table sets forth the approximate amount of expenses expected to be incurred in connection with the effectuation of this transaction:

SEC Filings Fees	$ 1,000
Legal	50,000
Accounting	12,500
Financial Consultation	10,000
Printing	5,000
Mailing	1,000
Miscellaneous	1,000
Total	$81,000

CONDUCT OF BUSINESS FOLLOWING REVERSE STOCK SPLIT

We expect our business and operations to continue as they are currently being conducted and the reverse stock split is not anticipated to have any effect upon the operations of such business. It is anticipated that the directors and executive officers, will continue in their current positions. By causing the company’s number of record shareholders to decline below 300, the reverse stock split will permit the company to suspend its obligation to file periodic reports with the SEC under the Securities Exchange Act. As soon as practicable following the effectiveness of the reverse stock split, the company expects to make the necessary filing with the SEC to effect the suspension. The company will also be relieved of other current and proposed securities laws and regulations, as described above under “Special Factors—Purpose of and Reasons For the Reverse Stock Split”.

Other than as described in this proxy statement, neither the company nor its management has any current plans, proposals or negotiations to effect any extraordinary transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to materially change its dividend rate or policy or indebtedness or capitalization; to change its board of directors or management; or otherwise to effect any material change in its corporate structure or business.

DISSENTERS’ RIGHTS

The company is organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers rights upon shareholders of corporations organized under Georgia law to, in certain circumstances, demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to as “dissenters’ rights”.

In general, if the reverse stock split is completed, under Article 13 of the Georgia Business Corporation Code, a company shareholder holding less than 500 shares who dissents from the reverse stock split, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all of such holder’s shares of the company’s common stock. Shareholders who hold more than 500 shares before the effectiveness of the reverse stock split, and will thus remain shareholders in the company after the reverse stock split, are not entitled to dissenters’ rights.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting shareholder’s common stock equals the value of the shares immediately before the effective date of the reverse stock split, excluding any appreciation or depreciation in anticipation of the reverse stock split.

A dissenting shareholder must exercise his or her dissenters’ rights with respect to all of the shares he or she owns of record, other than those shares registered in the dissenting shareholder’s name but beneficially owned by another person. If a dissenting shareholder has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters’ rights for less than all of the shares registered in his or her name, but only if he or she notifies the company in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.

A shareholder who chooses to dissent from the reverse stock split and to receive payment of the fair value of his or her shares of common stock in accordance with the requirements of the Georgia Business Corporation Code must:

➢
deliver to the company, prior to the time the shareholder vote on the reverse stock split is taken, a written notice of his or her intent to demand payment for his or her shares registered in his or her name if the reverse stock split is completed; and

➢	not vote the shares registered in his or her name in favor of the reverse stock split.

Any filing of a written notice of intent to dissent with respect to the merger should be sent to: Annette Fricks, Secretary, Community Bankshares, Inc., 448 North Main Street, Cornelia, Georgia 31531. A vote against the reverse stock split alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code. A shareholder who wishes to dissent from the reverse stock split must, as an initial matter, separately comply with all of applicable conditions listed above.

Within ten days after the vote of company shareholders is taken at the special meeting, the company will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the reverse stock split at the special meeting, a dissenters’ notice that:

➢	states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited;

➢	informs holders of uncertificated shares of common stock as to what extent transfer of the shares will be restricted after the payment demand is received;

➢	sets a date by which the company must receive the dissenting shareholder’s payment demand; and

➢	is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

Following receipt of the dissenters’ notice from the company, each dissenting shareholder must deposit his or her stock certificates and demand payment from the company in accordance with the terms of the dissenters’ notice. A dissenting shareholder who does not deposit his or her stock certificates and demand payment from Community Bankshares, Inc. by the date set forth in the dissenters’ notice will forfeit his or her right to payment under Article 13 of the Georgia Business Corporation Code.

Within ten days after the later of the date that the vote of shareholders is taken at the special meeting, or the date on which the company receives a payment demand, the company will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that the company estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

➢
the company’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

➢	an explanation of how any interest was calculated;

➢	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

➢	a copy of Article 13 of the Georgia Business Corporation Code.

If the dissenting shareholder chooses to accept the company’s offer of payment, he, she or it must do so by written notice to the company within 30 days after receipt of the offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. We must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the reverse stock split, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of company common stock.
DIf within 30 days after the company offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his, her, or its shares and interest due thereon and demands payment of his, her, or its own estimate of the fair value of the shares and interest due thereon, then the company, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Habersham County, Georgia, requesting that the fair value of those shares be determined. The company must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If the company does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

We urge you to read all of the dissenter’s rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix D to this proxy statement and which are incorporated by reference into this proxy statement.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material federal income tax consequences of the reverse stock split. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the federal, state or local income tax consequences of the reverse stock split. Because of the complexity of tax laws and because tax consequences may vary depending on the particular facts relating to each shareholder, you should consult your own tax advisor as to the federal, state, local and foreign tax effects of the reverse stock split in light of your individual circumstances.

Upon consummation of the reverse stock split, each 500 shares of pre-split common stock issued and outstanding immediately prior to the effective time of such split will be converted into one share of post-split common stock and all resulting fractional shares will be purchased by the company at the price of $58.14 per pre-split share.

There will be no direct tax consequences for those shareholders receiving only new shares of common stock upon the consummation of the reverse stock split, except for reallocation to the shareholders’ per share basis.

The receipt of cash by a shareholder in lieu of fractional shares of post-split common stock by the company will be a taxable transaction for such shareholder for federal income tax purposes. Each holder of fractional shares purchased by the company subsequent to the reverse stock split will recognize gain or loss upon the purchase of that shareholder’s fractional share equal to the difference, if any, between (1) the amount of the cash payment received for any fractional shares and (2) that shareholder’s adjusted tax basis in such fractional share. Assuming the pre-split common stock is held as a capital asset, the gain or loss recognized will be capital gain or loss, which will be long-term capital gain or loss if the shareholder’s holding period exceeds one year. Due to the substantial amount of cash that will be received for the fractional shares, it is possible that the IRS could view the payments of cash to be in redemption of a shareholder’s stock and therefore treated as a dividend. However, the substantial weight of authority indicates that cash payments in exchange for fractional shares are treated as capital gain, and Management believes that the cash payments in this transaction will be treated as such. Given that the current rate of taxation on dividends and long-term capital gains is the same, treatment by the IRS of the cash payments as dividends will be material to shareholders in only the following instances: (1) shareholders will not be able to offset dividend distributions of cash with an allowable portion of their tax basis in the stock; and (2) shareholders with long term capital losses will be unable to use such losses to offset dividend income.

The cash payments due to the holders of fractional shares (other than certain exempt entities and persons) will be subject to a backup withholding tax at the rate of 28% under federal income tax law unless certain requirements are met. Generally, the company or its paying agent will be required to deduct and withhold the tax on cash payments due at the effective time of the purchase of fractional shares subsequent to the reverse stock split if (1) a shareholder fails to furnish a taxpayer identification number (in the case of an individual shareholder, his or her Social Security number) to the company or its paying agent or fails to certify under penalty of perjury that such number is correct; (2) the IRS notifies the company or its paying agent that the taxpayer identification number furnished by the shareholder is incorrect; (3) the IRS notifies the paying agent that the shareholder has failed to report interest, dividends, or original issue discount in the past; or (4) there has been a failure by the shareholder to certify under penalty of perjury that such shareholder is not subject to the backup withholding tax. Any amounts withheld by the company or its paying agent in collecting the backup withholding tax will reduce the federal income tax liability of the shareholders from whom such tax was withheld. The letter of transmittal which the company intends to mail to shareholders following the effectiveness of the reverse stock split will contain instructions on how to comply with these requirements.

We will not recognize any gain or loss in connection with the reverse stock split.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
IN THE REVERSE STOCK SPLIT

Shareholders should be aware that our officers and directors may have some interests that differ from yours. For instance, although the board participates in the reverse stock split on the same terms as all shareholders and will receive the same consideration for their fractional shares as other shareholders, all eight of the directors of the company own at least 500 shares, and consequently they will remain shareholders in the company after the reverse stock split. Also, like all remaining shareholders, their percentage ownership of the company will change a small amount due to the elimination of shareholders who currently hold less than 500 shares, but only in proportion to the other remaining shareholders. As noted previously, our officer s and direcotrs intend to vote their shares of common stock, and any shares such person have proxy authority for, in favor of the reverse stock split for the reasons set forth above under “Special Factors”.

The board was fully apprised of these potential differing interests. If because of these potential differing interests, any member of the board were to be deemed under Georgia law to have a financially significant beneficial interest in the reverse stock split that would reasonably be expected to exert an influence on the directors’ judgment, you should be aware that the affirmative vote at the special meeting of a majority of the shares of common stock not beneficially owned by the director or directors with such interests may preclude the reverse stock split from being enjoined or set aside, or from giving rise to an action for damages, based on such interests.

The reverse stock split is not subject to Georgia “fair price” and “business combinations with interested stockholders” statutes.

FINANCIAL INFORMATION

The following financial information is included in appendices being delivered with this proxy statement:

➢
The financial statements and the notes thereto, including the Report on Independent Accountants thereon, contained in the company’s Annual Report on Form 10-K for the Year Ended December 31, 2004, are reproduced as Appendix A to this proxy statement; and

➢
The pro forma financial information disclosing the effect of the reverse stock split and purchase of fractional shares on the company’s balance sheet and statement of income for the year ended December 31, 2004, attached as Appendix B to this proxy statement. Information concerning book value per share and the ratio of earnings to fixed charges is also included.

MARKET FOR COMMON STOCK AND DIVIDENDS

Set forth below is information concerning high and low sales prices by quarter for each of the last two fiscal years. The company’s common stock is not traded on any established pubic trading market. The company acts as its own transfer agent, and the information concerning sales prices set forth below is derived from the company’s stock transfer records.

	Sales Prices by Quarter
	High	Low
Fiscal Year 2004
First Quarter	$45.06	$44.38
Second Quarter	45.06	45.06
Third Quarter	45.06	45.06
Fourth Quarter	45.06	45.06

Fiscal Year 2003
First Quarter	$44.38	$44.32
Second Quarter	44.38	44.38
Third Quarter	44.38	44.38
Fourth Quarter	44.38	44.38

Set forth below is dividend information for the past two fiscal years.

	Dividends Paid Per Share
	2004	2003
First Quarter	$0.08	$0.07
Second Quarter	$0.08	$0.07
Third Quarter	$0.08	$0.07
Fourth Quarter	$0.09	$0.08

As of the record date for the special meeting, April 11, 2005, there were approximately 468 shareholders of record.

The company has repurchased 35,232 shares of its common stock in 21 transactions over the past two years. The company repurchased 30,498 such shares in 14 transactions prior to January 29, 2004 at a price of $44.38 per share. Since then, the Company has repurchased 4,674 shares in 6 transactions at $45.06 per share and 60 shares in one transaction in January 2005 at $58.10 per share.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

When the proposed reverse stock split is effected, the company will send holders of record on the effective date of the reverse stock split transmittal forms and instructions for submitting their stock certificates in exchange for a new certificate or certificates representing the appropriate number of new shares of common stock and cash in lieu of fractional shares. Upon the effectiveness of the reverse stock split, which will occur concurrently with the filing of the necessary amendment to the company’s articles of incorporation with the Georgia Secretary of State, each certificate representing an outstanding share of common stock will be automatically deemed for all corporate purposes to evidence ownership of the reduced whole number of new shares of common stock if applicable, and the right to receive cash in lieu of any fractional share interest. Each shareholder of record who holds fewer than 500 shares of common stock immediately prior to the effectiveness of the reverse stock split will cease to have any shareholder rights or status upon effectiveness of the split and will only have the right to receive cash in lieu of the fractional share to which such shareholder of record would otherwise be entitled. These effects will occur upon effectiveness of the reverse stock split without any further action on the part of shareholders and without regard to the date or dates on which certificates formerly representing shares of pre-split common stock are physically surrendered.

To the extent that a person would otherwise be entitled to a fractional share as a result of the reverse stock split, then, upon such person’s surrender of old certificates along with a duly completed transmittal form, the company will promptly forward to such person, in lieu of such fractional share, a cash payment equal to $58.14 per share, without interest, for each share of common stock held of record by that person immediately prior to the effectiveness of the reverse stock split that is not combined with other shares of common stock to constitute a new whole share as part of the reverse stock split.

Until shareholders have surrendered their stock certificates in accordance with the transmittal instructions, such shareholders will not be entitled to receive dividends, if any, declared or payable to holders of record of post-split common stock, certificates representing the new shares of post-split common stock to which such shareholders may be entitled, or cash payments in lieu of fractional share interests. Such amounts, if any, will be remitted to the shareholder entitled thereto, without interest, promptly after the time existing common stock certificates are surrendered for exchange in accordance with the transmittal instructions, subject to applicable state laws relating to abandoned property.

No service charges or brokerage commissions will be payable by shareholders in connection with the reverse stock split.

If stock certificates have been lost or destroyed, the company may, in its discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to the company, in lieu of the lost or destroyed certificate. Additional instructions regarding lost or destroyed stock certificates will be included with the transmittal form and instructions sent to shareholders of record after the effectiveness of the reverse stock split.

The transmittal form and instructions will be sent by us to shareholders of record after the effective date of the reverse stock split. Do not send in your stock certificates with your proxy card, or at any time before you receive the transmittal form and instructions.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING INFORMATION

This proxy statement and its appendices contain statements about future events and expectations which are characterized as forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause actual results, events, performance or financial condition to differ materially from the expectations of future results, events, performance or financial condition that may be expressed or implied in any forward-looking statements. The words believe, may, will, should, anticipate, estimate, expect, intend, objective, seek, strive or similar words, or the negatives of these words, identify forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements include those set forth under the heading “Special Cautionary Notice Regarding Forward-Looking Information” in the company’s Annual Report on Form 10-K for the Year Ended December 31, 2004 and in the company’s other filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to Section 15(d) of the Securities Exchange Act of 1934, which means that we are required to file certain reports and other information with the to SEC, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

The company has filed a Schedule 13E-3 with the SEC in connection with the proposed reverse stock split. As permitted by the rules and regulations of the SEC, this proxy statement does not contain all of the information set forth in the Schedule 13E-3. The Schedule 13E-3, including exhibits, may be inspected at the Public Reference Section of the Securities and Exchange Commission, as described above.

GENERAL

Management knows of no matters which will be presented for consideration at the special meeting other than those stated in the notice of special meeting immediately preceding this proxy statement. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote thereon in accordance with their judgment.

In addition to the solicitation of proxies from shareholders by use of the mails, it is expected that a limited number of officers or employees of the company, without additional compensation except payment of out-of-pocket expenses, may solicit proxies from shareholders by telephone or personal visits. All costs of solicitation, including the costs of preparing, assembling and mailing this proxy statement, will be borne by the company. The board has retained Burke Capital Group, L.L.C. as its financial advisor to assist it, as described in “Special Factors”.

Shareholders are urged to fill in, date and sign the accompanying form of proxy and return it to us as soon as possible.

By Order of the Board of Directors,

/s/ J. Alton Wingate
J. Alton Wingate
Chairman, President and Chief Executive Officer

Appendix A

Portions of the Annual Report on Form 10-K
For the Year Ended December 31, 2004

COMMUNITY BANKSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2004

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	A-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	A-3
Consolidated statements of income	A-4
Consolidated statements of comprehensive income	A-54
Consolidated statements of shareholders' equity	A-65
Consolidated statements of cash flows	A-7 and 8
Notes to consolidated financial statements	A-9-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Community Bankshares, Inc. and Subsidiaries
Cornelia, Georgia

We have audited the accompanying consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bankshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
March 25, 2005

COMMUNITY BANKSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

Assets	2004	2003

Cash and due from banks	$30,506,959	$44,728,730
Interest-bearing deposits in other banks	486,978	429,119
Federal funds sold	-	19,600,000
Securities available for sale	114,883,240	103,458,121
Securities held to maturity (fair value $21,329,740 and $24,352,241)	20,217,237	22,628,009
Restricted equity securities, at cost	2,469,000	1,242,900

Loans , net of unearned income	645,499,828	545,465,491
Less allowance for loan losses	9,170,354	7,560,507
Loans, net	636,329,474	537,904,984

Premises and equipment, net	18,329,887	15,239,168
Intangible assets, net	812,182	1,090,162
Goodwill	968,151	968,151
Other real estate	3,901,288	5,271,635
Other assets	14,473,117	13,623,773

Total assets	$843,377,513	$766,184,752

Liabilities, Redeemable Common Stock and Shareholders' Equity

Liabilities :
Deposits:
Noninterest-bearing	$119,096,291	$111,561,999
Interest-bearing	607,878,825	559,042,056
Total deposits	726,975,116	670,604,055
Other borrowings	25,793,750	16,152,925
Other liabilities	11,568,640	7,986,153
Total liabilities	764,337,506	694,743,133

Commitments and contingencies

Redeemable common stock held by ESOP, net of unearned ESOP shares
related to ESOP debt guarantee of $585,218 and $973,675, respectively	18,925,358	15,783,013

Shareholders' equity
Common stock, par value $1; 5,000,000 shares authorized;
2,211,330 and 2,204,330 shares issued, respectively	2,211,330	2,204,330
Capital surplus	6,476,687	6,341,383
Retained earnings	53,535,634	48,068,691
Accumulated other comprehensive income	883,666	1,607,200
Less cost of 69,745 and 60,135 shares of treasury stock, respectively	(2,992,668)	(2,562,998)
Total shareholders' equity	60,114,649	55,658,606

Total liabilities, redeemable common stock and
shareholders' equity	$843,377,513	$766,184,752

See Notes to Consolidated Financial Statements.

COMMUNITY BANKSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
Interest income:
Loans, including fees	$40,865,511	$37,729,028	$37,423,486
Taxable securities	2,366,440	2,454,122	2,766,316
Nontaxable securities	2,662,815	2,980,700	2,985,608
Interest-bearing deposits in other banks	12,038	19,470	11,133
Federal funds sold	233,440	226,210	301,631
Total interest income	46,140,244	43,409,530	43,488,174

Interest expense:
Deposits	11,870,522	12,439,453	15,778,448
Other borrowings	881,387	788,864	722,126
Total interest expense	12,751,909	13,228,317	16,500,574

Net interest income	33,388,335	30,181,213	26,987,600
Provision for loan losses	3,037,000	3,296,000	3,320,000
Net interest income after provision for
loan losses	30,351,335	26,885,213	23,667,600

Other income:
Service charges on deposits accounts	9,721,288	5,604,858	5,235,085
Other service charges, commissions and fees	2,334,439	1,923,125	1,664,095
Trust department fees	285,367	249,659	181,384
Nonbank subsidiary income	6,559,828	3,122,404	10,585,953
Gain on sale of loans	301,978	296,719	240,248
Security gains, net	63,311	77,155	138,799
Other operating income	1,503,698	950,476	918,431
Total other income	20,769,909	12,224,396	18,963,995

Other expenses:
Salaries and employee benefits	21,057,007	16,563,875	17,482,745
Equipment expenses	3,283,214	2,915,152	2,870,604
Occupancy expenses	2,288,563	2,079,247	1,849,301
Other operating expenses	11,888,185	9,696,659	8,979,537
Total other expenses	38,516,969	31,254,933	31,182,187

Income before income taxes	12,604,275	7,854,676	11,449,408

Income tax expense	3,677,429	1,767,207	3,325,967

Net income	$8,926,846	$6,087,469	$8,123,441

Basic earnings per share	$4.17	$2.83	$3.73

Diluted earnings per share	$4.16	$2.83	$3.72

See Notes to Consolidated Financial Statements.

COMMUNITY BANKSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002

Net income	$8,926,846	$6,087,469	$8,123,441

Other comprehensive income (loss):

Unrealized gains (losses) on securities available for sale:

Unrealized holding gains (losses) arising during period,
net of taxes (benefits) of $(457,032), $(205,988)
and $1,361,058, respectively	(685,547)	(308,982)	2,041,587

Reclassification adjustment for gains realized
in net income, net of taxes of $25,324,
$30,862 and $55,520, respectively	(37,987)	(46,293)	(83,279)

Other comprehensive income (loss)	(723,534)	(355,275)	1,958,308

Comprehensive income	$8,203,312	$5,732,194	$10,081,749

See Notes to Consolidated Financial Statements.

COMMUNITY BANKSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

					Accumulated
					Other			Total
	Common Stock		Capital	Retained	Comprehensive	Treasury Stock		Shareholders'
	Shares	Par Value	Surplus	Earnings	Income	Shares	Amount	Equity

Balance, December 31, 2001	2,186,330	$2,186,330	$6,182,167	$35,070,537	$4,167	-	$-	$43,443,201
Net income	-	-	-	8,123,441	-	-	-	8,123,441
Exercise of stock options	15,000	15,000	132,680	-	-	-	-	147,680
Cash dividends declared, $.25 per share	-	-	-	(543,563)	-	-	-	(543,563)
Adjustment for shares owned by ESOP	-	-	-	152,039	-	-	-	152,039
Other comprehensive income	-	-	-	-	1,958,308	-	-	1,958,308
Purchase of treasury stock	-	-	-	-	-	34,573	(1,428,556)	(1,428,556)
Balance, December 31, 2002	2,201,330	2,201,330	6,314,847	42,802,454	1,962,475	34,573	(1,428,556)	51,852,550
Net income	-	-	-	6,087,469	-	-	-	6,087,469
Exercise of stock options	3,000	3,000	26,536	-	-	-	-	29,536
Cash dividends declared, $.29 per share	-	-	-	(622,189)	-	-	-	(622,189)
Adjustment for shares owned by ESOP	-	-	-	(199,043)	-	-	-	(199,043)
Other comprehensive loss	-	-	-	-	(355,275)			(355,275)
Purchase of treasury stock	-	-	-	-	-	25,562	(1,134,442)	(1,134,442)
Balance, December 31, 2003	2,204,330	2,204,330	6,341,383	48,068,691	1,607,200	60,135	(2,562,998)	55,658,606
Net income	-	-	-	8,926,846	-	-	-	8,926,846
Exercise of stock options	7,000	7,000	135,304	-	-	-	-	142,304
Cash dividends declared, $.33 per share	-	-	-	(706,016)	-	-	-	(706,016)
Adjustment for shares owned by ESOP	-	-	-	(2,753,887)	-	-	-	(2,753,887)
Other comprehensive loss	-	-	-	-	(723,534)	-	-	(723,534)
Purchase of treasury stock	-	-	-	-	-	9,610	(429,670)	(429,670)
Balance, December 31, 2004	2,211,330	$2,211,330	$6,476,687	$53,535,634	$883,666	69,745	$(2,992,668)	$60,114,649

See Notes to Consolidated Financial Statements.

COMMUNITY BANKSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
	2004	2003	2002
OPERATING ACTIVITIES
Net income	$8,926,846	$6,087,469	$8,123,441
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,432,117	2,230,763	2,395,178
Amortization and accretion, net	366,048	412,255	613,346
Provision for loan losses	3,037,000	3,296,000	3,320,000
Provision for losses on other real estate	150,000	370,721	-
Deferred income taxes	(280,535)	183,438	(278,766)
Net gains on sale of securities available for sale	(63,311)	(77,155)	(138,799)
Gain on disposal of premises and equipment	(362,487)	(41,040)	(10,682)
Net (gains) losses on sale of other real estate	(7,535)	38,653	9,284
(Increase) decrease in interest receivable	(913,757)	222,851	598,875
Increase (decrease) in interest payable	502,865	(930,915)	(1,339,491)
Increase (decrease) in taxes payable	250,764	202,701	(305,202)
(Increase) decrease in accounts receivable of
nonbank subsidiary	(229,329)	(245,471)	917,641
(Increase) decrease in work in process of nonbank subsidiary	(65,488)	(82,401)	392,492
Increase (decrease) in accruals and payables of
nonbank subsidiary	1,644,989	149,706	(2,344,162)
Net other operating activities	2,335,894	(2,423,712)	(1,688,663)

Net cash provided by operating activities	17,724,081	9,393,863	10,264,492

INVESTING ACTIVITIES
Purchases of securities available for sale	(32,861,625)	(31,677,891)	(35,368,818)
Proceeds from sales of securities available for sale	9,849,624	2,486,166	5,118,419
Proceeds from maturities of securities available for sale	9,218,203	25,546,841	11,198,685
Proceeds from maturities of securities held to maturity	2,410,772	4,387,664	2,586,730
Net (increase) decrease in federal funds sold	19,600,000	(10,400,000)	7,160,000
Net (increase) decrease in interest-bearing deposits in banks	(57,859)	69,953	(89,554)
Net increase in loans	(102,656,107)	(63,894,160)	(41,998,377)
Purchase of premises and equipment	(5,674,609)	(1,331,247)	(2,860,081)
Proceeds from sale of premises and equipment	514,260	56,313	32,159
Proceeds from sale of other real estate	2,722,499	4,123,806	3,810,767

Net cash used in investing activities	$(96,934,842)	$(70,632,555)	$(50,410,070)

COMMUNITY BANKSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
	2004	2003	2002
FINANCING ACTIVITIES
Net increase in deposits	$56,371,061	$63,249,728	$45,139,429
Increase in FHLB advances	10,175,000	75,000	5,000,000
Repayment of other borrowings	(534,175)	(586,600)	(405,350)
Proceeds from issuance of common stock	112,790	23	44
Purchase of treasury stock	(429,670)	(1,134,442)	(1,280,920)
Dividends paid	(706,016)	(602,327)	(523,070)

Net cash provided by financing activities	64,988,990	61,001,382	47,930,133

Net increase (decrease) in cash and due from banks	(14,221,771)	(237,310)	7,784,555

Cash and due from banks at beginning of year	44,728,730	44,966,040	37,181,485

Cash and due from banks at end of year	$30,506,959	$44,728,730	$44,966,040

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$12,249,044	$14,159,232	$17,840,066

Income taxes	$3,707,198	$1,381,068	$3,903,215

NONCASH TRANSACTIONS
Principal balances of loans transferred to other
real estate	$3,060,135	$6,318,384	$4,191,599

Financed sales of other real estate owned	$1,865,518	-	-

See Notes to Consolidated Financial Statements.

COMMUNITY BANKSHARES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Community Bankshares, Inc. (the “Company”) is a multi-bank holding company whose business is conducted by its wholly-owned subsidiaries: Community Bank & Trust located in Cornelia, Georgia; Community Bank & Trust - Alabama located in Union Springs, Alabama; and Community Bank & Trust - Troup located in LaGrange, Georgia. Financial Supermarkets, Inc. is a wholly-owned subsidiary of Community Bank & Trust and provides a variety of bank related products and services to the financial institution industry. Financial Properties, Inc. is a wholly-owned subsidiary of Community Bank & Trust which is a real estate sales agency that provides a variety of real estate related services.

The banking subsidiaries are commercial banks operating independently of one another in their respective market areas. The banking subsidiaries in Georgia have identified their primary market areas to be the counties in which they are located and all surrounding counties. The Georgia banking subsidiaries are all located approximately 85 miles from the metropolitan Atlanta area. Community Bank & Trust - Alabama is located approximately 50 miles from Montgomery, Alabama, and has identified its primary market area as Bullock County and the east Montgomery metropolitan area. The Banks provide a full range of banking services to individual and corporate customers. Financial Supermarkets, Inc. provides products and services primarily to financial institutions in the southeastern United States; however, their products and services are marketed internationally. Financial Properties, Inc. operates primarily in Habersham, Jackson, Stephens, and White County, Georgia.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances are eliminated in consolidation.

In preparing the consolidated statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest-bearing deposits in other banks, loans, federal funds sold and deposits are reported net.

The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $1,746,000 and $16,348,000 at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Debt securities that management has the intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method that approximates a level yield.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks’ allowance for loan losses, and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed principally by the straight-line method over the following estimated useful lives of the assets.

Years

Buildings	20-40
Furniture and equipment	3-15
Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings. The Company performed its annual test of impairment in the second quarter and determined that there was no impairment of the carrying value as of June 30, 2004.

Intangible assets consist of core deposit premiums acquired in connection with the purchase of two branches. The core deposit premium is initially recognized based on a valuation performed as of the purchase date. The core deposit premium is amortized over the average remaining life of the acquired customer deposits, or 10 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Trust Department

Trust department income is recognized on the cash basis in accordance with established industry practices. The results of operations are not materially different than the results which would be obtained by accounting for such fees on the accrual basis.

Assets of the trust department, other than trust cash on deposit at the Banks, are not included in these financial statements because they are not assets of the Company.

Nonbank Subsidiary Revenue Recognition

Financial Supermarkets, Inc. recognizes revenue and costs on its installation contracts on the completed-contract method of accounting. Under this method, billings and costs are accumulated during the period of installation, but no profits are recorded before the completion of the work. Provisions for estimated losses on uncompleted contracts are made at the time such losses are identified. The majority of all installation contracts are completed within ten days. Operating expenses, including indirect costs and administrative expenses, are charged as incurred to income and not allocated to contract costs. Income from consulting services is recognized as services are provided and as costs and expenses are incurred for each individual contract.

401(k) Plan

The 401(k) plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for federal income tax purposes. The Company makes matching contributions of 25% of the first 6% of each participant’s salary contribution.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plan

At December 31, 2004, the Company has a stock-based employee compensation plan, which is described more fully in Note 8. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying stock on the date of grant. For the year ended December 31, 2004, there were 5,000 shares granted in 2004 that will become vested in 2006. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2004	2003	2002

Net income, as reported	$8,926,846	$6,087,469	$8,123,441
Deduct: Total stock-based employee compensation
Expense determined under fair value based
method for all awards, net of related tax effects	(55,436)	-	-
Pro forma net income	$8,871,410	$6,087,469	$8,123,441
Earnings per share:
Basic - as reported	$4.17	$2.83	$3.73
Basic - pro forma	$4.15	$2.83	$3.73
Diluted - as reported	$4.16	$2.83	$3.72
Diluted - pro forma	$4.13	$2.83	$3.72

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options. All outstanding options have been included in the computation of diluted earnings per share for the years ended December 31, 2004, 2003 and 2002.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

In December 2004, the FASB published Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)” or the “Statement”). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.         SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
December 31, 2004:
U.S. Government and agency
securities	$53,402,357	$358,463	$(259,063)	$53,501,7577
State and municipal securities	35,036,804	1,477,265	(6,708)	36,507,361
Mortgage-backed securities	15,784,754	115,281	(212,462)	15,687,573
Equity securities	9,186,549	-	-	9,186,549
	$113,410,464	$1,951,009	$(478,233)	$114,883,240

December 31, 2003:
U.S. Government and agency
securities	$37,190,996	$1,115,020	$(45,580)	$38,260,436
State and municipal securities	37,435,543	1,690,271	(37,866)	39,087,948
Mortgage-backed securities	22,640,436	206,995	(250,174)	22,597,257
Equity securities	3,512,480	-	-	3,512,480
	$100,779,455	$3,012,286	$(333,620)	$103,458,121

Securities Held to Maturity
December 31, 2004:
State and municipal securities	$20,217,237	$1,112,503	$-	$21,329,740

December 31, 2003:
State and municipal securities	$22,628,009	$1,724,232	$-	$24,352,241

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due within one year	$10,405,595	$10,521,786	$555,389	$562,072
Due from one to five years	42,095,442	42,214,932	4,298,713	4,488,236
Due from five to ten years	12,576,318	12,818,279	10,042,789	10,610,951
Due after ten years	23,361,806	24,454,121	5,320,346	5,668,481
Mortgage-backed securities	15,784,754	15,687,573	-	-
	$104,223,915	$105,696,691	$20,217,237	$21,329,740

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.         SECURITIES (Continued)

Securities with a carrying value of $89,334,249 and $80,709,001 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gross gains and losses on sales of securities available for sale consist of the following:

	Years Ended December 31,
	2004	2003	2002

Gross gains	$120,516	$77,155	$138,799
Gross losses	(57,205)	-	-
Net realized gains	$63,311	$77,155	$138,799

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004.

	Less Than 12 Months		12 Months or More		Total
Description of Securities:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and
agency securities	$31,111,550	$(259,063)	$-	$-	$31,111,550	$(259,063)
State and municipal securities	1,102,320	(6,708)	-	-	1,102,320	(6,708)
Mortgage-backed securities	1,227,710	(18,537)	9,951,097	(193,925)	11,178,807	(212,462)

Total temporarily impaired securities	$33,441,580	$(284,308)	$9,951,097	$(193,925)	$43,392,677	$(478,233)

The Company currently has forty-two (42) U.S. Government agencies, six (6) state municipals, and twenty-seven (27) mortgage backed securities with unrealized losses. Of the seventy-five (75) securities with unrealized losses, twenty-four (24) mortgage backed securities have been in an unrealized loss position for greater than 12 months. The unrealized losses in the portfolio are believed to be temporary due to all securities meeting the criteria of acceptable investment grade and all being backed by government agencies or municipalities. In the event that these securities are held to maturity, no losses should be realized.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
Description of Securities:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and
agency securities	$6,072,031	$(45,581)	$-	$-	$6,072,031	$(45,581)
State and municipal securities	1,755,057	(37,865)	-	-	1,755,057	(37,865)
Mortgage-backed securities	13,964,356	(248,423)	122,219	(1,751)	14,086,575	(250,174)

Total temporarily impaired securities	$21,791,44	$(331,869)	$122,219	$(1,751)	$21,913,663	$(333,620)

At December 31, 2003, nine (9) U. S. Government agencies, four (4) state municipals, and twenty-seven (27) mortgage backed securities with unrealized loss. Of the forty securities with unrealized losses only one security (a mortgage backed) has had an unrealized loss for greater than 12 months. The unrealized loss has not exceeded $3,376.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.        LOANS

The composition of loans is summarized as follows:

	December 31,
	2004	2003

Commercial, financial and agricultural	$53,602,078	$50,690,454
Real estate - construction	83,074,664	52,785,826
Real estate - mortgage	450,896,433	385,628,810
Consumer	53,676,852	52,744,685
Other	4,186,225	3,789,474
	645,436,252	545,639,249
Unearned income and net deferred fees and costs	63,576	(173,758)
Allowance for loan losses	(9,170,354)	(7,560,507)
Loans, net	$636,329,474	$537,904,984

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2004	2003	2002

Balance, beginning of year	$7,560,507	$7,742,356	$6,652,093
Provision charged to operations	3,037,000	3,296,000	3,320,000
Loans charged off	(1,794,123)	(3,782,286)	(2,567,679)
Recoveries of loans previously charged off	366,970	304,437	337,942
Balance, end of year	$9,170,354	$7,560,507	$7,742,356

The following is a summary of information pertaining to impaired loans.
	December 31,
	2004	2003

Impaired loans without a valuation allowance	$-	$-
Impaired loans with a valuation allowance	6,535,537	3,561,668
Total impaired loans	$6,535,537	$3,561,668
Valuation allowance related to impaired loans	$1,866,846	$939,817
Nonaccrual loans	$5,641,199	$1,341,409
Loans past due 90 days or more and still accruing	$1,768,000	$2,380,000

	Years Ended December 31,
	2004	2003	2002

Average investment in impaired loans	$4,510,560	$4,156,759	$5,509,950
Interest income recognized on impaired loans	$104,738	$88,624	$297,339

In the ordinary course of business, the Banks have granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year	$3,658,889
Advances, including renewals	2,221,847
Repayments, including renewals	(1,181,184)
Change in director	(2,003,791)
Balance, end of year	$2,695,761

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.        PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:
	December 31,
	2004	2003

Land	$5,779,331	$3,469,345
Buildings	10,342,557	10,258,247
Equipment	21,760,240	20,286,858
Construction in process ($1,500,000 estimated cost to complete)	1,004,823	21,123
	38,886,951	34,035,573
Accumulated depreciation	(20,557,064)	(18,796,405)
	$18,329,887	$15,239,168

Leases

The Company has leased various properties under noncancelable agreements which expire at various times through 2011 and require minimum annual rentals. The leases related to properties also require the payment of property taxes, normal maintenance and insurance.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2005	$1,034,526
2006	764,347
2007	390,798
2008	259,731
2009	242,566
Thereafter	109,565
$2,801,533

The total rental expense for the years ended December 31, 2004, 2003 and 2002 was $1,063,458, $924,061 and $754,856 respectively.

NOTE 5.        INTANGIBLE ASSETS

The following is a summary of information related to acquired intangible assets:

	December 31, 2004		December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core deposit premiums	$2,951,362	$2,163,400	$2,951,362	$1,886,200
Other intangibles	135,150	110,500	130,000	105,000
Total	$3,086,512	$2,273,900	$3,081,362	$1,991,200

The amortization expense for the years ended December 31, 2004, 2003 and 2002 was $366,048, $412,255 and $613,346, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    INTANGIBLE ASSETS (Continued)

The estimated amortization expense for each of the next five years is as follows:

2005	$281,215
2006	281,215
2007	237,577
2008	4,015
2009	4,015

Investment in common stock of Internet EMC, Inc.

The Company accounts for its investment in Internet EMC, Inc., a 31% owned affiliate, by the equity method of accounting under which the Company's share of the net loss of the affiliate is recognized as expense in the Company's income statement and subtracted from the investment account.

The carrying value of the Company's investment exceeded its share of the underlying equity in the net assets of Internet EMC, Inc. by $786,217 at December 31, 2004 and 2003. In accordance with generally accepted accounting principles, this difference is considered to be goodwill and is evaluated for impairment annually. The increase in goodwill for the year ended December 31, 2003 represents an increased investment in Internet EMC, Inc. of $312,500, of which $179,598 has been recognized as goodwill.

Changes in the carrying amount of goodwill are as follows:

	Year Ended December 31,
	2004	2003	2002

Beginning balance	$968,151	788,553	$788,553
Goodwill acquired	-	179,598	-
Ending balance	$968,151	968,151	$788,553

NOTE 6.     DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $135,940,480 and $123,975,243 respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$243,362,289
2006	25,612,275
2007	38,442,966
2008	38,858,351
2009	24,504,481
Thereafter	128,224
$370,908,586

Overdraft demand deposits reclassified to loans totaled $878,765 and $866,767 at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.     OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2004	2003

Note payable to bank, principal of $56,025 due quarterly plus interest at prime minus 1% or 3.00% at December 31, 2003, collateralized by 50,000 shares of common stock of Community Bank & Trust,
matures July 31, 2004.	$-	$171,675
Revolving credit note to bank, principal of $90,625 due quarterly plus interest at prime minus 1% or 4.25% at December 31, 2004, collateralized by 50,000 shares of common stock of Community
Bank & Trust and assignment of note receivable from ESOP,
matures June 30, 2006 (see Note 8).	543,750	906,250
Advance from Federal Home Loan Bank with interest due quarterly
at 5.95%, due February 8, 2010.	10,000,000	10,000,000
Advance from Federal Home Loan Bank with interest due quarterly at
2.82%, due September 4, 2007.	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest due quarterly
at three month libor plus 2% due March 17, 2006.	10,000,000	-
Economic Development and Growth Enhancement advance from
Federal Home Loan Bank at 0% due April 1, 2013.	250,000	75,000
	$25,793,750	$16,152,925

Contractual maturities of other borrowings as of December 31, 2004 are as follows:

2005	$362,500
2006	10,181,250
2007	5,000,000
2008	-
2009	-
Thereafter	10,250,000
$25,793,750

The advances from Federal Home Loan Bank are secured by certain qualifying loans of approximately $114,750,000 and Federal Home Loan Bank stock of $2,399,000.

The Company and subsidiaries have available unused lines of credit with the Federal Home Loan Bank totaling $60,812,000 at December 31, 2004. There were no other advances outstanding at December 31, 2004 or 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.    EMPLOYEE BENEFIT PLANS

Incentive Stock Option Plan

The Company has an Incentive Stock Option Plan in which the Company can grant to key personnel options for an aggregate of 225,000 shares of the Company's common stock at not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

2004		2003		2002
Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Under option, beginning of year	34,000	$35.32	37,000	$33.25	52,000	$26.50
Granted	5,000	45.06	-	-	-	-
Exercised	(7,000)	20.33	(3,000)	9.85	(15,000)	9.85
Forfeited	(1,000)	39.20	-		-	-
Under option, end of year	31,000	$40.15	34,000	$35.32	37,000	$33.25

Options exercisable at year-end	26,000	$39.20	34,000	$35.32	37,000	$33.25
Weighted-average fair value of
options granted during the year		$17.89		$-		$-

Information pertaining to options outstanding at December 31, 2004 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Exercise Price

$39.20	26,000	5 years	$39.20	26,000	$39.20
$45.06	5,000	10 years	$45.06	-	N/A

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. There were 10 shares granted during the year ending December 31, 2004.

	Years Ended December 31,
	2004	2003	2002

Dividend yield	0.18%	N/A	N/A
Expected life	10 years	N/A	N/A
Expected volatility	17.83%	N/A	N/A
Risk-free interest rate	4.48%	N/A	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.    EMPLOYEE BENEFIT PLANS (Continued)

401(k) Plan

The Company has a contributory 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense for the years ended December 31, 2004, 2003 and 2002 amounted to $138,115, $119,586 and $122,632, respectively.

Employee Stock Ownership Plan

The Company sponsors a leveraged Employee Stock Ownership Plan (ESOP) for the benefit of employees who meet certain eligibility requirements, subject to certain IRS limits. Contributions to the ESOP are determined by the Board of Directors of the Company taking into consideration the financial condition and fiscal requirements of the Company and such other factors as the Board of Directors may deem pertinent and applicable under the circumstances. In 2001, the ESOP incurred debt when the Company loaned the ESOP $1,550,000 from the proceeds the Company received from its revolving credit note to an independent financial institution (See Note 7). All dividends received by the ESOP are used to pay debt service. Originally 38,065 ESOP shares were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to employees based on the proportion of debt service paid in the year. As shares are released from collateral, the Company reports compensation expense equal to the difference in the current market price of the shares and the original cost of those shares released. All shares held by the ESOP are considered outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

Contributions to the ESOP were $960,164, $311,470 and $1,077,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Dividends paid to the ESOP for the years ended December 31, 2004, 2003 and 2002 were $117,599, $104,388 and $94,905, respectively. Interest expense related to the ESOP debt was $23,623, $34,194 and $55,737 for the years ended December 31, 2004, 2003, and 2002 respectively.

In accordance with the ESOP, the Company is expected to honor the rights of certain participants to diversify their account balances or to liquidate their ownership of the common stock in the event of termination. The purchase price of the common stock would be based on the fair market value of the Company’s common stock as of the annual valuation date, which precedes the date the put option is exercised. Since the redemption of common stock is outside the control of the Company, the Company’s maximum cash obligation based on the approximate market prices of common stock as of the reporting date has been presented outside of shareholders’ equity. The amount presented as redeemable common stock held by the ESOP in the consolidated balance sheet represents the Company’s maximum cash obligation and has been reflected as a reduction of retained earnings. In addition, the unearned compensation recorded in connection with the debt incurred by the ESOP has been offset against the redeemable common stock held by the ESOP.

Shares of the Company held by the ESOP at December 31, 2004 and 2003 are as follows:

	2004	2003

Allocated shares	338,657	338,483
Committed-to-be-released shares	9,516	9,601
Unearned shares	14,275	23,791
	362,448	371,875

Fair value of unreleased (unearned shares)	$768,423	$1,072,022

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.     INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2004	2003	2002

Current	$3,957,964	$1,583,769	$3,604,733
Deferred	(280,535)	183,438	(278,766)
	$3,677,429	$1,767,207	$3,325,967

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004	2003	2002

Tax provision at statutory federal rate	$4,280,355	$2,665,490	$3,892,799
Tax-exempt income	(886,656)	(991,246)	(992,748)
Disallowed interest	59,414	73,403	99,655
Cash surrender value life insurance	5,933	(45,333)	-
Nondeductible expenses	37,170	31,685	109,700
State income taxes	221,804	56,367	232,610
Other items	(40,591)	(23,159)	(16,049)
Income tax expense	$3,677,429	$1,767,207	$3,325,967

The components of deferred income taxes are as follows:

	December 31,
	2004	2003

Deferred tax assets:
Loan loss reserves	$3,233,582	$2,676,237
Other	181,107	379,777
	3,414,689	3,056,014

Deferred tax liabilities:
Depreciation	624,139	547,309
Accretion	110,578	109,266
Unrealized gain on securities available for sale	589,111	1,071,466
	1,323,828	1,728,041

Net deferred tax assets	$2,090,861	$1,327,973

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.     EARNINGS PER SHARE

Diluted earnings per share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The number of common shares was increased by the number of shares issuable upon the exercise of the stock options described in Note 8. This theoretical increase in the number of common shares was reduced by the number of common shares which are assumed to have been repurchased for the treasury with the proceeds from the exercise of the options; these purchases were assumed to have been made at the price per share that approximates average market price. The treasury stock method for determining the amount of dilution of stock options is based on the concept that common shares which could have been purchased with the proceeds of the exercise of common stock options at market price are not actually outstanding common shares.

Presented below is a summary of the components used to calculate basic and diluted earnings per share.

	Years Ended December 31,
	2004	2003	2002

Net income	$8,926,846	$6,087,469	$8,123,441

Weighted average common shares outstanding	2,139,026	2,149,918	2,177,962
Net effect of the assumed exercise of stock
options based on the treasury stock method
using average market price for the year	9,133	1,810	7,180

Total weighted average common shares and
common stock equivalents outstanding	2,148,159	2,151,728	2,185,142

Diluted earnings per share	$4.16	$2.83	$3.72

NOTE 11.     COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and credit card commitments. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and credit card commitments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

	December 31,
	2004	2003

Commitments to extend credit	$67,045,725	$46,432,605
Credit card lines	6,531,882	6,300,295
Financial standby letters of credit	3,267,000	4,077,006
	$76,844,607	$56,809,906

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.     COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Credit card commitments are granted on an unsecured basis.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 12.     CONCENTRATIONS OF CREDIT

The banking subsidiaries originate primarily commercial, real estate, and consumer loans to customers in their local communities and surrounding counties. The ability of the majority of the Banks' customers to honor their contractual loan obligations is dependent on their local economy as well as the economy in the metropolitan Atlanta and Montgomery areas.

Eighty three percent (83%) of the Company's loan portfolio is concentrated in loans secured by real estate. A substantial portion of these loans are in the Banks' primary market areas. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the Company's loan portfolio and the recovery of the carrying amount of other real estate owned is susceptible to changes in market conditions in the Banks' primary market areas.

The Company's loan portfolio also includes a concentration, eight percent (8%) of the total portfolio, of commercial, financial and agricultural loans. These loans represent loans made primarily to local businesses in the Banks' market areas. A portion of these loans are small business loans and residential loans originated by the loan production office, a division of Community Bank & Trust, which are outside the Banks' primary market areas. The Company's lending policies require loans of all types to be adequately collateralized and supported by adequate cash flows.

Other significant concentrations of credit by type of loan are set forth in Note 3. The Georgia banks, as a matter of policy, do not generally extend credit to any single borrower or group of related borrowers in excess of 25% of each individual Bank's statutory capital, or approximately $7,275,000 and $2,323,000 for Community Bank & Trust and Community Bank & Trust - Troup, respectively. Senior management has chosen to keep the lending limit at $4,775,000 for Community Bank & Trust. Community Bank & Trust - Alabama, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 20% of unimpaired capital, or approximately $1,767,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.    REGULATORY MATTERS

The Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $6,242,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average assets. Management believes, as of December 31, 2004 the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.    REGULATORY MATTERS (Continued)

The Company and Banks' actual capital amounts and ratios are presented in the following tables.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2004
Total Capital to Risk Weighted Assets:
Consolidated	$84,326	12.79%	$52,760	8.00%	N/A	N/A
Community Bank & Trust	$66,447	12.21%	$43,553	8.00%	$54,451	10.00%
Community Bank & Trust - Alabama	$7,022	16.35%	$3,436	8.00%	$4,295	10.00%
Community Bank & Trust - Troup	$9,154	12.65%	$5,789	8.00%	$7,237	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$76,071	11.53%	$26,380	4.00%	N/A	N/A
Community Bank & Trust	$59,629	10.95%	$21,776	4.00%	$32,665	6.00%
Community Bank & Trust - Alabama	$6,485	15.10%	$1,718	4.00%	$2,577	6.00%
Community Bank & Trust - Troup	$8,403	11.61%	$2,895	4.00%	$4,342	6.00%
Tier I Capital to Average Assets:
Consolidated	$76,071	9.09%	$33,487	4.00%	N/A	N/A
Community Bank & Trust	$59,629	8.57%	$27,816	4.00%	$34,770	5.00%
Community Bank & Trust - Alabama	$6,485	11.26%	$2,304	4.00%	$2,880	5.00%
Community Bank & Trust - Troup	$8,403	8.32%	$4,041	4.00%	$5,052	5.00%

As of December 31, 2003
Total Capital to Risk Weighted Assets:
Consolidated	$74,751	13.28%	$45,042	8.00%	N/A	N/A
Community Bank & Trust	$58,313	12.63%	$36,941	8.00%	$46,176	10%
Community Bank & Trust - Alabama	$6,125	15.74%	$3,114	8.00%	$3,892	10%
Community Bank & Trust - Troup	$7,971	12.73%	$5,009	8.00%	$6,261	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$67,707	12.03%	$22,521	4.00%	N/A	N/A
Community Bank & Trust	$52,536	11.38%	$18,470	4.00%	$27,706	6%
Community Bank & Trust - Alabama	$5,637	14.48%	$1,557	4.00%	$2,335	6%
Community Bank & Trust - Troup	$7,188	11.48%	$2,505	4.00%	$3,757	6%
Tier I Capital to Average Assets:
Consolidated	$67,707	9.07%	$29,859	4.00%	N/A	N/A
Community Bank & Trust	$52,536	8.50%	$24,732	4.00%	$30,915	5%
Community Bank & Trust - Alabama	$5,637	10.09%	$2,236	4.00%	$2,795	5%
Community Bank & Trust - Troup	$7,188	8.60%	$3,342	4.00%	$4,178	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments.

Cash, Due From Banks, Interest-Bearing Deposits in Other Banks and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits in other banks, and federal funds sold approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amounts of demand deposits, savings deposits and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Other Borrowings: The fair values of the Company's fixed rate other borrowings are estimated based on discounted contractual cash flows using the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of all other variable rate borrowings approximate their fair values.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Redeemable Common Stock: The carrying amount of the Company's redeemable common stock approximates fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.    FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Off-Balance-Sheet Instruments: Fair values of the Company’s off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The estimated fair values and related carrying amounts of the Company's financial instruments were as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash, due from banks, interest-bearing
deposits in other banks, and federal
funds sold	$30,993,937	$30,993,937	$64,757,849	$64,757,849
Securities available for sale	114,883,240	114,883,240	103,458,121	103,458,121
Securities held to maturity	20,217,237	21,329,740	22,628,009	24,352,241
Restricted equity securities	2,469,000	2,469,000	1,242,900	1,242,900
Loans	636,329,474	632,314,000	537,904,984	536,181,203
Accrued interest receivable	6,478,800	6,478,800	5,565,043	5,565,043

Financial liabilities:
Deposits	726,975,116	728,293,000	670,604,055	676,931,514
Other borrowings	25,793,750	25,312,750	16,152,925	15,794,042
Accrued interest payable	3,609,204	3,609,204	3,106,339	3,106,339
Redeemable common stock	18,925,358	18,925,358	15,783,013	15,783,013

NOTE 15.    SEGMENT INFORMATION

The Company's operations have been classified into two reportable segments, banking and bank consulting services. The banking segment involves traditional banking services offered through its three wholly-owned bank subsidiaries. Financial Supermarkets, Inc. provides various consulting and licensing services to financial institutions in connection with the establishment of bank branches in supermarkets. In connection with the establishment of a Supermarket Bank, Financial Supermarkets provides consulting services ranging from providing alternative construction designs to coordinating employee training. Financial Solutions, a division of Financial Supermarkets, Inc. was formed to provide various consulting services to the financial institution industry including compliance, operational, advertising, marketing and travel related services.

The Company’s reportable segments are organizations that offer different products and services. They are managed separately because of products and services, marketing strategies, and the regulatory environments in which the Banks operate. In addition, the Banks geographically are located in the Southeast and employ similar business strategies, and are evaluated using similar performance expectations. The bank consulting segment operates throughout the United States.

Total revenue by industry segment includes revenues from unaffiliated customers and affiliates. Revenues from affiliates are eliminated in consolidation. Interest income, interest expenses, data processing fees, management fees and other various revenues and expenses between affiliates are recorded on the accrual basis of accounting consistent with similar transactions with customers outside the consolidated group.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.    SEGMENT INFORMATION (Continued)

Selected segment information by industry segment is as follows:

	Reportable Segments
For the Year Ended December 31, 2004	Banking	Financial Supermarkets	All Other	Total

Interest income	$46,263,126	$142,289	$30,402	$46,435,817
Interest expense	12,986,202	-	35,348	13,021,550
Intersegment net interest income (expense)	(138,987)	133,837	5,150	-
Net interest income (loss)	33,276,924	142,289	(4,946)	33,414,267
Other revenue from external customers	13,408,988	6,468,364	896,009	20,773,361
Intersegment other revenues	-	246,620	2,253,000	2,499,620
Depreciation and amortization	2,205,496	272,138	414,653	2,892,287
Provision for loan losses	3,037,000	-	-	3,037,000
Segment profit (loss)	9,424,747	1,276,512	(1,868,536)	8,832,723
Segment assets	845,938,303	17,561,448	4,733,272	868,233,023
Expenditures for premises and equipment	4,991,492	98,950	584,167	5,674,609

For the Year Ended December 31, 2003	Banking	Financial Supermarkets	All Other	Total

Interest income	$43,391,726	$17,804	$-	$43,409,530
Interest expense	13,185,549	-	42,768	13,228,317
Intersegment net interest income (expense)	(167,673)	129,611	38,062	-
Net interest income (loss)	30,038,504	147,415	(4,706)	30,181,213
Other revenue from external customers	8,510,006	3,107,749	606,641	12,224,396
Intersegment other revenues	-	254,588	2,340,000	2,594,588
Depreciation and amortization	2,112,392	275,655	346,594	2,734,641
Provision for loan losses	3,296,000	-	-	3,296,000
Segment profit (loss)	7,321,452	(342,245)	(927,047)	6,052,159
Segment assets	766,880,156	14,339,631	5,516,265	786,736,052
Expenditures for premises and equipment	1,040,552	93,776	246,919	1,381,247

For the Year Ended December 31, 2002	Banking	Financial Supermarkets	All Other	Total

Interest income	$43,482,029	$6,145	$-	$43,488,174
Interest expense	16,429,794	-	70,780	16,500,574
Intersegment net interest income (expense)	(407,722)	345,660	62,062	-
Net interest income (loss)	26,644,513	351,805	(8,718)	26,987,600
Other revenue from external customers	7,982,903	10,509,667	471,425	18,963,995
Intersegment other revenues	-	308,743	2,187,600	2,496,343
Depreciation and amortization	2,053,725	670,468	367,203	3,091,396
Provision for loan losses	3,320,000	-	-	3,320,000
Segment profit (loss)	6,287,644	3,132,173	(1,243,768)	8,176,049
Segment assets	700,549,312	17,287,304	4,854,392	722,691,008
Expenditures for premises and equipment	2,382,700	51,622	575,759	3,010,081

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.    SEGMENT INFORMATION (Continued)

	2004	2003	2002
Net Income

Total profit for reportable segments	$10,701,259	$6,979,207	$9,419,817
Non-reportable segment loss	(1,868,536)	(927,048)	(1,243,768)
Elimination of intersegment gains (losses)	94,123	35,310	(52,608)
Total consolidated net income	$8,926,846	$6,087,469	$8,123,441

Total Assets

Total assets for reportable segments	$863,499,751	$781,219,787	$717,836,616
Non-reportable segment assets	4,733,272	5,516,265	4,854,392
Elimination of intersegment assets	(24,855,510)	(20,551,300)	(22,444,981)
Total consolidated assets	$843,377,513	$766,184,752	$700,246,027

Expenditures for Premises and Equipment

Total expenditures for reportable segments	$5,090,442	$1,134,328	$2,434,322
Non-reportable segment assets	584,167	246,919	575,759
Elimination of intersegment gains	-	(50,000)	(150,000)
Total consolidated expenditures for
premises and equipment	$5,674,609	$1,331,247	$2,860,081

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2004	2003	2002

Data processing	$1,652,070	$1,244,160	$966,786
Travel expenses	1,171,060	1,163,906	1,126,738
Office supply expenses	984,364	889,704	811,511
Advertising	983,927	780,394	808,499

NOTE 17.    SUBSEQUENT EVENT

On January 13, 2005, the Board of Directors of the Company voted unanimously to declare a one for five-hundred reverse stock split for the primary purpose of “going private” which will relieve the Company from the expense and burden associated with compliance with both current and proposed federal securities laws and regulations. Since the Board of Directors and executive officers, as defined by securities law, do not collectively control more than 50% of the voting shares of the Company’s outstanding stock and since the reverse stock split is subject to shareholder approval to amend the Company’s articles of incorporation, we have not restated the equity section of the balance sheet or per share amounts. The following table illustrates the effect on earnings per share if the Company had reflected the one for five-hundred reverse stock split.

	Years Ended December 31,
	2004	2003	2002
Earnings per share:
Basic - as reported	$4.17	$2.83	$3.73
Basic - pro forma	$2,087.00	$1,416.00	$1,865.00
Diluted - as reported	$4.16	$2.83	$3.72
Diluted - pro forma	$2,078.00	$1,414.00	$1,859.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.    PARENT COMPANY ONLY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2004 and 2003 and condensed statements of income and cash flows of Community Bankshares, Inc. for the years ended December 31, 2004, 2003 and 2002:

CONDENSED BALANCE SHEETS

	2004	2003

Assets
Cash	$1,335,271	$2,894,770
Investment in subsidiaries	77,030,447	69,097,327
Equipment	704,060	547,549
Other assets	2,370,509	1,824,268

Total assets	$81,440,287	$74,363,914

Liabilities
Other borrowings	$543,750	$1,077,925
Other liabilities	1,169,647	754,029

Total liabilities	1,713,397	1,831,954

Redeemable common stock	18,925,358	15,783,013

Shareholders' equity	60,801,532	56,748,947

Total liabilities, redeemable common stock,
and shareholders' equity	$81,440,287	$74,363,914

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.    PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2004	2003	2002

Income
Dividends from subsidiaries	$2,200,000	$4,040,000	$3,660,000
Interest	30,402	38,062	62,062
Other income	2,363,101	2,441,648	2,275,425
	4,593,503	6,519,710	5,997,487

Expense
Interest	35,348	42,768	70,780
Salaries and employee benefits	3,513,510	2,347,297	2,718,005
Equipment expense	796,334	627,300	451,299
Other expense	1,235,830	948,818	991,961
	5,581,022	3,966,183	4,232,045

Income (loss) before income tax benefits and equity
in undistributed income of subsidiaries	(987,519)	2,553,527	1,765,442

Income tax benefits	(1,242,711)	(553,428)	(749,699)

Income before equity in undistributed income
of subsidiaries	255,192	3,106,955	2,515,141

Equity in undistributed income of subsidiaries	8,656,654	2,965,514	5,647,049

Net income	$8,911,846	$6,072,469	$8,162,190

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.    PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2004	2003	2002

OPERATING ACTIVITIES
Net income	$8,911,846	$6,072,469	$8,162,190
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	389,505	323,291	292,002
Undistributed income of subsidiaries	(8,656,654)	(2,965,514)	(5,647,049)
Other operating activities	(489,566)	653,544	(153,404)

Net cash provided by operating activities	155,131	4,083,790	2,653,739

INVESTING ACTIVITIES
Purchases of premises and equipment	(546,016)	(234,805)	(473,638)
(Increase) decrease in notes receivable from ESOP	388,457	390,158	193,750

Net cash provided by (used in) investing activities	(157,559)	155,353	(279,888)

FINANCING ACTIVITIES
Repayment of other borrowings	(534,175)	(586,600)	(405,350)
Proceeds from exercise of stock options	112,790	23	44
Dividends paid	(706,016)	(602,327)	(523,070)
Purchase of treasury stock	(429,670)	(1,134,442)	(1,280,920)

Net cash provided by (used in) financing activities	(1,557,071)	(2,323,346)	(2,209,296)

Net increase (decrease) in cash	(1,559,499)	1,915,797	164,555

Cash at beginning of year	2,894,770	978,973	814,418

Cash at end of year	$1,335,271	$2,894,770	$978,973

 Appendix B

COMMUNITY BANKSHARES, INC
AND SUBSIDIARIES

PROFORMA CONDENSED BALANCE SHEET
DECEMBER 31, 2003
(DOLLARS IN THOUSANDS)
(UNAUDITED)
	Community	Pro Forma Adjustments			Pro Forma
Assets	Bankshares, Inc.	Debit	Credit		Combined

Cash and due from banks	$44,729				$44,729
Interest-bearing deposits in banks	429				429
Federal funds sold	19,600		3,000	(2)	16,600
Securities available-for-sale	103,458				103,458
Securities held-to-maturity (fair value $22,661)	22,628				22,628
Restricted equity securities, at cost	1,243				1,243

Loans, net of unearned income	545,466				545,466
Less allowance for loan losses	7,561				7,561
Loans, net	537,905				537,905

Premises and equipment	15,239				15,239
Intangible assets, net	1,090				1,090
Goodwill	968				968
Other real estate	5,272				5,272
Other assets	13,624				13,624

Total assets	$766,185				$763,185

Liabilities, Redeemable Common Stock and Stockholders' Equity

Deposits
Noninterest-bearing	$111,562				$111,562
Interest-bearing demand	559,042				559,042
Total deposits	670,604				670,604
Other borrowings	16,153		2,089	(2)	18,242
Other liabilities	7,986				7,986
Total liabilities	694,743				696,832

Commitments and contingencies

Redeemable common stock held by ESOP	15,783				15,783

Stockholders' equity
Common stock	2,204	153		(1)	2,051
Additional paid in capital	6,341	451		(1)	5,890
Retained earnings	48,070	4,485	-	(1)	43,585
Accumulated other comprehensive income (loss)	1,607	-			1,607
Less treasury stock	(2,563)		-		(2,563)
Total stockholders' equity	55,659				50,570

Total liabilities and stockholders' equity	$766,185				$763,185

See Notes to Pro Forma Combined Financial Statements.

(1) To record the retirement of fractional shareholders at $58.14 per share.

(2) To record increase in other borrowings of $2,089,000 and the payment of $5,089,000 for fractional shares.

COMMUNITY BANKSHARES, INC
AND SUBSIDIARIES

PROFORMA CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2003
(DOLLARS IN THOUSANDS)
(UNAUDITED)
	Community	Pro Forma Adjustments			Pro Forma
	Bankshares, Inc.	Debit	Credit		Combined
Interest income
Loans, including fees	$37,729				$37,729
Taxable securities	2,454				2,454
Nontaxable securities	2,981				2,981
Interest-bearing deposits in other banks	19				19
Federal funds sold	226	75		(1)	151
Total interest income	43,409				43,334

Interest expense
Deposits	12,439				12,439
Other borrowings	789	99		(1)	888
Total interest expense	13,228				13,327

Net interest income	30,181				30,007
Provision for loan losses	3,296				3,296
Net interest income after
provision for loan losses	26,885				26,711

Other income
Service charges on deposit accounts	5,605				5,605
Other service charges, commissions and fees	1,923				1,923
Gain on sale of loans	297				297
Nonbank subsidiary income	3,122				3,122
Security gains, net	77				77
Other operating income	1,200				1,200
Total other income	12,224				12,224

Other expenses
Salaries and employee benefits	16,564				16,564
Equipment and occupancy expenses	4,994				4,994
Other operating expenses	9,697				9,697
Total other expenses	31,255				31,255

Income before income taxes	7,854	174			7,680

Income tax expense	1,767	66		(2)	1,701

Net income	$6,087	108			$5,979

Net earnings per share of common stock
Basic	$1,415.58				$1,497.00

Fully Diluted	$1,414.27				$1,495.50

Weighted average shares outstanding
Basic	4,300.00				3,994.00

Fully Diluted	4,304.00				3,998.00

See Notes to Pro Forma Combined Financial Statements.

(1) Represents income effect of borrowed funds used to retire shares at 4.75% and decrease in income on Federal funds sold at 2.50%.

(2) Represents estimated tax effect, at 38%.

COMMUNITY BANKSHARES, INC
AND SUBSIDIARIES

PROFORMA CONDENSED BALANCE SHEET
DECEMBER 31, 2004
(DOLLARS IN THOUSANDS)
(UNAUDITED)
		Pro Forma Adjustments			Pro Forma
Assets	Community Bankshares, Inc.	Debit	Credit		Combined

Cash and due from banks	$30,507				$30,507
Interest-bearing deposits in banks	487				487
Federal funds sold	-				-
Securities available-for-sale	114,883				114,883
Securities held-to-maturity (fair value $22,661)	20,217				20,217
Restricted equity securities, at cost	2,469				2,469

Loans, net of unearned income	645,500				645,500
Less allowance for loan losses	9,170				9,170
Loans, net	636,330				636,330

Premises and equipment	18,330				18,330
Intangible assets, net	812				812
Goodwill	968				968
Other real estate	3,901				3,901
Other assets	14,473				14,473

Total assets	$843,377				$843,377

Liabilities, Redeemable Common Stock and Stockholders' Equity

Deposits
Noninterest-bearing	$119,096				$119,096
Interest-bearing demand	607,879				607,879
Total deposits	726,975				726,975
Other borrowings	25,794		5,089	(2)	30,883
Other liabilities	11,568				11,568
Total liabilities	764,337				769,426

Commitments and contingencies

Redeemable common stock held by ESOP	18,925				18,925

Stockholders' equity
Common stock	2,211	153		(1)	2,058
Additional paid in capital	6,477	451		(1)	6,026
Retained earnings	53,536	4,485	-	(1)	49,051
Accumulated other comprehensive income (loss)	884	-			884
Less treasury stock	(2,993)		-		(2,993)
Total stockholders' equity	60,115				55,026

Total liabilities and stockholders' equity	$843,377				$843,377

See Notes to Pro Forma Combined Financial Statements.

(1) To record the retirement of fractional shareholders at $58.14 per share.

(2) To record an increase in other borrowings of $5,089,000 in order to pay $5,089,000 for fractional shares.

COMMUNITY BANKSHARES, INC
AND SUBSIDIARIES

PROFORMA CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004
(DOLLARS IN THOUSANDS)
(UNAUDITED)
		Pro Forma Adjustments			Pro Forma
	Community Bankshares, Inc.	Debit	Credit		Combined
Interest income
Loans, including fees	$40,866				$40,866
Taxable securities	2,366				2,366
Nontaxable securities	2,663				2,663
Interest-bearing deposits in other banks	12				12
Federal funds sold	233				233
Total interest income	46,140				46,140

Interest expense
Deposits	11,871				11,871
Other borrowings	881	267		(1)	1,148
Total interest expense	12,752				13,019

Net interest income	33,388				33,121
Provision for loan losses	3,037				3,037
Net interest income after
provision for loan losses	30,351				30,084

Other income
Service charges on deposit accounts	9,721				9,721
Other service charges, commissions and fees	2,334				2,334
Gain on sale of loans	302				302
Nonbank subsidiary income	6,560				6,560
Security gains, net	63				63
Other operating income	1,790				1,790
Total other income	20,770				20,770

Other expenses
Salaries and employee benefits	21,057				21,057
Equipment and occupancy expenses	5,572				5,572
Other operating expenses	11,888				11,888
Total other expenses	38,517				38,517

Income before income taxes	12,604	267			12,337

Income tax expense	3,677	101		(2)	3,576

Net income	$8,927	166			$8,761

Net earnings per share of common stock
Basic	$2,087				$2,206

Fully Diluted	$2,078				$2,196

Weighted average shares outstanding
Basic	4,278				3,972

Fully Diluted	4,296				3,990

See Notes to Pro Forma Combined Financial Statements.

(1) Represents income effect of borrowed funds used to retire shares at 5.25%

(2) Represents estimated tax effect, at 38%.

COMMUNITY BANKSHARES, INC
AND SUBSIDIARIES

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
PRO FORMA ADJUSTMENTS
(UNAUDITED)

A.
The pro forma condensed balance sheet has been prepared assuming the reverse stock was consummated on December 31, 2004. The pro forma condensed statement of income have been prepared assumming the transaction was consummated at the beginning of the periods indicated.

B.	The following pro forma adjustments have been applied to give effect to the reverse stock split:

Balance Sheet:

(1)	Reverse stock split of 1 share for every 500 shares owned.

(2)	The Company borrowed $2,088,704 and used cash on hand of $3,000,000 to pay out fractional shareholders, for 2003.

(3)	The Company borrowed $5,088,704 to pay out fractional shareholders, for 2004.

Statement of Income:

(1)	Interest expense of $99,213 and reduction of interest income of $75,000 have been recorded to reflect the effect on income for the year ended December 31, 2003.

(2)	Interest expense of $184,057 have been recorded to reflect the effect on income for the year ended December 31, 2004.

Appendix C

COMMUNITY BANKSHARES, INC.

ARTICLES OF AMENDMENT

1.

The name of the Corporation is Community Bankshares, Inc.

2.

Article V of the Amended and Restated Articles of Incorporation of the Corporation shall be amended by replacing the first paragraph of such Article V with the following paragraph:

The total number of shares of capital stock which the Corporation shall have authority to issue is 10,200 shares, consisting of 10,000 shares of Common Stock of $500 par value per share (the “Common Stock”) and 100,000 shares of Preferred Stock of $50 par value per share (the “Preferred Stock”).

3.

The amendment to Article V of the Articles of Incorporation of the Corporation will result in a reverse stock split of the Corporation’s common stock on a basis whereby each 500 shares of common stock, $1 par value per share, will be reclassified and changed into one share of common stock having a par value of $500. The holders of fractional interests thereby created will be paid the value of their fractional interests in cash at the rate of $58.14 for each share of $1 par value common stock.

4.

The amendment was adopted by the Board of Directors on the 13th day of January, 2005, and was duly approved by the shareholders on the 27th day of April, 2005 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

5.

This amendment shall become effective at the time of its filing with the Secretary of State of the State of Georgia on April 28, 2005.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the 27th day of April, 2005.

COMMUNITY BANKSHARES, INC.

By:______________________________
J. Alton Wingate, Sr.
President

C-1

Appendix D

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301. Definitions.

As used in this article, the term:

(1)    “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)    “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)    “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

(5)    “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)    “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)    “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

(a)    A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)    Consummation of a plan of merger to which the corporation is a party:

(A)    If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)    Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each shareholder; and

(iii)    The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)    If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)    Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)    An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)    Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)    A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)    Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)    In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)    The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11; Ga. L. 2003, p. 897, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters’ rights.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)    If corporate action creating dissenters’ rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)    Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)    Must not vote his shares in favor of the proposed action.

(b)    A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters’ notice.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)    The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)    Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

(a)    A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)    A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)    A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

(a)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

(a)    Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)    The offer of payment must be accompanied by:

(1)    The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)    A statement of the corporation’s estimate of the fair value of the shares;

(3)    An explanation of how the interest was calculated;

(4)    A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)    A copy of this article.

(c)    If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

(a)    If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)    If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a)    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)    The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)    A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)    If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)    The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)    The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

(a)    If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)    The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

Appendix E

Community Bankshares, Inc.

Determination of the Fair Market Value
of the Common Stock of Community Bankshares, Inc.

December 23, 2004

Resurgens Plaza, Suite 1400 ● 945 East Paces Ferry Road ● Atlanta, Georgia 30326
Tel. (404) 495-5920 ● Fax (404) 495-5921

Independent Valuation

Community Bankshares, Inc.

Burke Capital Group, L.L.C. (“BCG”) is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its business, BCG is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. BCG specializes in providing advice on issues of business and financial strategies, mergers & acquisitions, fairness opinions, evaluation of capital adequacy and efficiency, finance, capitalization structure, dividend policies, and valuations based on fair value and fair market value valuations. BCG regularly prepares valuations of banks and bank holding companies and is considered an expert in this field. As a recognized expert in the valuation and analysis of banks, BCG has relied upon its knowledge and expertise in applying accepted analytical and investment banking procedures in the following review and analysis.

BCG does not have any relationship involving Community Bankshares, Inc. or its subsidiary, Community Bank & Trust that compromises its objectivity in preparing this valuation.

In reaching its valuation BCG has reviewed the consolidated financial statements as audited by Mauldin & Jenkins, LLC for the years ended December 31, 2002 and December 31, 2003. In addition, BCG reviewed internal proprietary information and has utilized general information concerning the banking industry. BCG assumed, without independent verification, the accuracy and completeness of information management of Community Bankshares, Inc. and its subsidiary, Community Bank & Trust has provided. BCG has not performed or considered any independent appraisal or evaluation of assets.

The following is a discussion of the facts and methods considered relevant to this valuation.

Jim Stokes Principal (404) 495-5921 (o) jstokes@burkecapital.com	Blake Jones Associate (404) 495-5926 (o) bjones@burkecapital.com	Jason Trembley Analyst (404) 495-5940 (o) jtrembley@burkecapital.com

Burke Capital Group, l.l.c.

Burke Capital Group, L.L.C.

Summary Valuation

Community Bankshares, Inc. (the “Company”) has engaged Burke Capital Group (“BCG”) for its opinion regarding the fair market per share value of the common stock of the Company (as consolidated with its wholly-owned subsidiary, Community Bank & Trust. The Valuation is used for the sole purpose to assist the Board of Directors to determine the fair market per share value of the shares to be cashed-out for a corporate reorganization. BCG’s evaluation of the estimated fair market value of the aggregate equity interests of the Company will be based on the financial period ended September 30, 2004, and will not give effect to the impact on the value for minority voting status of individual equity interests or change in control. This report provides BCG’s detailed valuation analysis and support for its valuation conclusion.

The definition of fair market value used in our study is the price which a willing buyer and willing seller, both able, reasonably well-informed about the property and its market, and under no compulsion to act, agree upon as a basis for the property’s exchange. This exchange is commonly referred to as an “arm’s length” transaction.

In order to arrive at a valuation of the voting shares of common stock of the Company as of December 23, 2004, consideration was given to the following items:

1.	The history of the Company and the nature of its business.

2.	The outlook with regard to the banking industry.

3.	The financial condition of the Company and the nature of its assets and net worth as indicated by recent financial statements.

4.	The record of past operations and the Company’s earnings prospects as indicated by current, projected, and historical financial statements.

5.	The market price of publicly traded stocks of companies with similar operations.

6.	The price paid for the acquisition of similar companies.

To obtain the information necessary to complete its analysis, BCG reviewed financial statements and other pertinent documents supplied by the Company, assuming such information to be complete and accurate in all material respects. BCG also held discussions with management concerning the Company’s recent financial performance and its prospects. In addition, BCG reviewed certain other sources of financial and economic information deemed relevant to the valuation. All information has been derived from sources believed to be credible, but its accuracy and completeness cannot be guaranteed. Any statements, opinions, recommendations, charts, formulas, theories, or methods of analysis set forth herein are subject to limitations and a degree of uncertainty inherent in any market analysis.

Confidential

Burke Capital Group, L.L.C.

In arriving at its opinion, BCG has considered the Company’s present business, primary service area, its prospects, and its industry as a whole. BCG also performed certain financial analyses and comparisons and have made various studies which are pertinent to this valuation.

Based on BCG’s analysis, it is its opinion that the fair market value the common stock of the Company at December 23, 2004 is $58.14 per share of voting common stock based on 2,139,163 shares of common stock and 36,500 options and warrants outstanding.

Burke Capital Group, L.L.C. has no interest or bias with respect to the parties involved. Further, its compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of this report.

Burke Capital Group, L.L.C. by /s/ W. James Stokes W. James Stokes Principal

Confidential

Burke Capital Group, L.L.C.

Valuation Analysis

Valuation Methodologies

The value of minority ownership of common stock in a financial institution is not a matter of applying exact formulas. The Internal Revenue Service in Revenue Ruling 59-60 states, “A determination of fair market value, being a question of fact, will depend upon the circumstances in each case. No one formula can be devised that will be generally applicable to the multitude of different valuation issues arising…The value is the price at which a willing buyer and seller would complete a transaction.” Since that price has not been determined by the market, we must then look to proxies for that price. It is unlikely that a buyer of the stock in question would have greater knowledge of the Company than that disclosed in the publicly available information on stocks of companies traded in the over-the-counter (OTC) market, on NASDAQ or on other stock exchanges. Therefore, BCG believes the values of these stocks are valid proxies for the price investors would be willing to pay for the Company. Bank stock investments, like all investments, are made with the expectation of profit. Since BCG is valuing the Company as an ongoing business, profitability must be used as a criteria. But given the regulatory environment with emphasis on required minimum capital levels, book value of assets and the balance sheet are also useful to explain past, present and projected earnings patterns or to determine liquidation value, and are, therefore, also considered in determining value.

BCG has relied upon the examination of publicly traded comparable companies, the prices paid for similar companies in acquisitions (together the “Market Approach”), as well as an examination of future cash flows (the “Income Approach”) to derive a value for the Company’s shares.

Market Approach

BCG has selected as proxies of the Company’s value, the stocks of publicly traded financial institutions listed in Table I on the following page. These stocks include a representative universe of financial institutions comparable to the Company. Each one individually may vary in terms of certain characteristics; however, in the aggregate BCG believes they are representative and comparable. Book value, earnings, deposits and market values of the comparable financial institutions are based upon reported September 30, 2004 financial data and the price per common share as of the close of trading on December 23, 2004.

A    Comparable Public Companies Analysis

The public comparables that BCG has selected include eleven banks that significant operations in Georgia markets. Given the Company’s current size ($830 million in assets) and profitability levels, BCG has limited the group of comparables to include profitable banks with assets between $500 million and $1.25 billion. While the stocks of banks trade principally upon future earnings, BCG believes there is a correlation between size and valuation; therefore the comparables selected are similar in size and profitability to the Company. The public comparables approach utilizes the multiples of price / LTM earnings, price / current book value and the core deposit premium (market value - tangible book value/core deposits) as to estimate value.

Confidential

Burke Capital Group, L.L.C.
Table I
Community Bankshares, Inc.
Comparable Public Companies Analysis

The public comparables have a median price/LTM core earnings multiple of 19.73. In addition, the comparables group has a median price/book value multiple of 2.24x. The comparables group yields a median core deposit premium of 17.95% (Market value - tangible equity/core deposits).

The common stock of the public comparables in Table I is publicly traded and represents substantial shareholder liquidity. The Company is not currently trading on any established public exchange, the OTC Bulletin Board or the Pink Sheets; thus, the Company’s common stock is not readily marketable. Management is aware of certain arms length stock transactions which transpired in 2004. In 2004, the Company recorded 18 arms lengths stock transactions (14,521 shares), eight stock transactions purchased by the Company as treasury shares (9,610 shares), and three stock transactions related to the Company’s ESOP (8,879 shares). The majority of the transactions occurred between $44.00 and $46.00 per share. The Company’s lack of a trading history provides minimal liquidity for the current shareholders.

BCG analyzed the trading activity of the public comparables group and compared the results with those of the Company. As illustrated in Table II on the following page, the public comparables group’s average daily trading volume is more than 6,000 shares, where as the Company’s average daily trading volume is roughly 55 shares (includes arms lengths transitions only). In order to reflect the Company’s liquidity position, BCG applied a valuation adjustment of 20% to the implied valuation from the Comparable Public Companies in Table IV.

Confidential

Burke Capital Group, L.L.C.

Table II
Community Bankshares, Inc.
Comparable Public Companies Liquidity Analysis

B    Precedent Transactions Analysis

BCG has also utilized the acquisition comparables approach and has selected fourteen acquisitions announced since January 1, 2002 as proxies of the Company’s change in control value. Each acquired bank individually may vary in terms of certain characteristics. However, in the aggregate BCG believes they are representative and comparable.

The target banks are located near, in or have significant operations in selected southeastern markets. Additionally, BCG has limited the group of acquisition comparables to include target banks with assets between $250 million and $1.25 billion and profitable for the twelve months preceding the announcement of the transaction. The acquisition comparables approach utilizes the multiples of price/latest twelve months earnings, price/book value and core deposit premium (market value-tangible equity/core deposits) as provided by the acquisition comparables group to estimate value.

Table III
Community Bankshares, Inc.
Precedent Transactions Analysis

Confidential

Burke Capital Group, L.L.C.

The acquisition comparables group has a median price/latest twelve months (LTM) earnings of 23.98x. In addition, the comparables group has a median price/book value multiple of 2.69x. The comparables group yields a median core deposit premium of 21.65%.

The precedent transactions analysis in table III on the previous page represents change in control transactions since January 2002. In each transaction, the acquiring institution paid a substantial premium for the target institution, primarily for a control position in the acquired company and the opportunity for significant cost savings and revenue enhancements. To analyze the premiums paid in recent transactions, BCG analyzed a peer group of precedent transactions since January 2002 that included selling institutions with a publicly traded security. On average, the financial value of the selling institution was 30% to 35% less than the change in control or strategic valuation.

BCG is valuing Company on a going concern basis, not under a change in control scenario. The financial valuation of the Company excludes the premium paid in a change in control transaction. Thus, in Table IV on the following page, BCG has adjusted the implied valuation from the precedent transactions to reflect the financial valuation of the Company.

Market Approach Summary

Table IV on the following page applies median valuation statistics of the public comparables and the acquisition comparables to the Company’s individual performance. The public comparables group yields an average valuation of $132 million ($61.09/share). The acquisition comparables group yields an average valuation of $129 million ($60.00/share), which reflects the financial valuation of the Company.

Confidential

Burke Capital Group, L.L.C.

Table IV
Community Bankshares, Inc.
Market Approach Analysis

Earnings Mix Discount
In reviewing the multiples in Table IV, BCG has applied a discount of 10% to the median price / latest twelve months earnings multiples of both the public market comparables as well as precedent transactions. BCG has determined that the discounted earnings multiple adequately reflects the value associated with the Company’s earnings mix for the twelve months preceding September 30, 2004. The Company’s consulting services segment, Financial Supermarkets, Inc. generated significant revenues and income during the latest twelve months, which reflected a significant percentage of the Company’s total revenues (13%), noninterest income (30%), and net income (20%). The market is and has historically applied a larger earnings multiple to core bank earnings while applying a lower earnings multiple to financial institutions with a diversified earnings mix. The analysis in Table V below illustrates that financial institutions with significant non core bank earnings (mortgage operations, trust revenues, investment banking fees, and trading operations as well as minority interests) are trading slightly lower than their traditional bank peers.

Confidential

Burke Capital Group, L.L.C.

Table V
Community Bankshares, Inc.
Market Approach Analysis

Income Approach
The income approach quantifies the present value of future economic benefits by discounting the cash flow (“DCF”) of a business. This approach considers projected dividends, dividend paying capacity, earnings, and future residual value. Typically, an appraiser will determine a terminal value based upon the expected price/earnings multiples at the end of the period and discount to present value. The forecast was compiled using management projections, which included financial goals / estimates from 2004 to 2008. The forecast is shown on the following page and provides the basis of the cash flows used in the following DCF analysis.

Confidential

Burke Capital Group, L.L.C.

The projections shown above reflect Management’s projected five-year plan. Projections do not assume the addition of new equity. Assets are expected to grow from $850 million (2004E) to $1.20 billion in 2008, representing a GAGR of 9% over the next four years Net income is expected to grow at a CAGR of 10%, reaching $12.5 million in 2008. Projections assume the Company’s ROAA and ROAE will approach 1.10% and 12.00%, respectively, by 2008. Projections assume the Company remains well capitalized in the future years. The Company has historically paid a dividend (dividend payout ratio between 5% and 10% since 1999) and has plans to continue to pay a dividend in the future years.

Discount rates are generally estimated by three methods: (I) the capital asset pricing model; (2) build-up methods; and (3) comparative yields on similar investments. Discounted cash flow analyses are subjective, and a range of discount rates and terminal values can be used to arrive at a value. BCG has chosen a discount rate that ranges from 12% to 15%. BCG believes this adequately reflects the risk associated with the cash flows in question. Secondly, BCG has chosen a terminal value multiple of 14x trailing earnings and 1.70x book value to each respective valuation in Table VII and Table VIII on the following page. These multiples accurately reflect the average trading multiples of profitable banks ($500m to $1.25b assets) over the last five years as well as a 15% marketability adustment. The Company’s market value based upon these ranges is summarized on the following page.

Confidential

Burke Capital Group, L.L.C.

Confidential

Burke Capital Group, L.L.C.

Valuation Summary

Table IX
Community Bankshares, Inc.
Valuation Summary

Summary Valuation

Community Bankshares, Inc.. Summary Financials - 9/30/2004 ($ In Thousands)

Total Equity	$77,010	Core Deposits	$587,359
LTM Core Net Income	$8,333	Book Value / Share	$36.00
Common Shares Outstanding	2,139,163		
Options Outstanding	36,500		
Fully Diluted Shares Outstanding	2,175,663	Option Strike	$35.99

Community Bankshares, Inc. Valuation - Market Approach ($ In Thousands)

Public Market Comparables

Metric	Multiples	Value	Weighting	Weighted Value
Price / Book	2.24 x	$172,140	33.3%	$57,380
Price / LTM Core Earnings	17.75 x	$147,939	33.3%	$49,313
Core Deposit Premium	16.94%	$176,512	33.3%	$58,837
			Implied Valuation	**$165,530**
			Valuation Adjustment	*($33,934)*
			Adjusted Valuation	**$131,597**
			Per Share Value	**$61.09**

Acquisition Comparables

Metric	Multiples	Value	Weighting	Weighted Value
Price / Book	2.69 x	$206,966	33.3%	$68,989
Price / LTM Core Earnings	21.58 x	$179,845	33.3%	$59,948
Core Deposit Premium	21.65%	$204,144	33.3%	$68,048
			Strategic Valuation	**$196,985**
			Valuation Adjustment	*($67,763)*
			Financial Valuation	**$129,222**
			Per Share Value	**$60.00**

Community Bankshares, Inc. Valuation - Income Approach ($ In Thousands)

Discount Rate	Terminal Multiple	Value	Weighting	Weighted Value
13%	14.00 x	$109,937	50.0%	$54,968
13%	1.70 x	$119,454	50.0%	$59,727
			Implied Valuation	**$114,695**
			Per Share Value	**$53.32**

Estimated Per Share Value of Community Bankshares, Inc. ($ In Thousands, Except Per Share Values)

Approach	Weighting	Weighted Valuation	Weighted Value Per Share	Weighted Value Per Share
Public Comparables	33.3%	$165,530	$61.09	$20.36
Precedent Transactions	33.3%	$129,222	$60.00	$20.00
Discounted Cash Flow	33.3%	$114,695	$53.32	$17.77
			Value / Share	**$58.14**

Per share values calculated using the Treasury Share Method (Market Value + (Options * Options Strike Price)) / (Fully Diluted Shares Outstanding).

Confidential

Burke Capital Group, L.L.C.

BCG has arrived at a value of $58.14 per share based upon its expertise and the analyses presented herein. BCG’s Valuation is not a recommendation with respect to the purchase or sale of any shares of the Company. BCG’s Valuation is solely of the fair market value of the Company’s shares at the valuation date, which is as of December 23, 2004 and may be materially different at any date other than the valuation date. The Valuation is provided to assist the Board of Directors to determine a fair market per share value for a corporate reorganization

Confidential

Burke Capital Group, L.L.C.

Appendix A

Items Reviewed By BCG

For the purposes of the analysis, BCG reviewed the following items:

1.	2002, 2003 year-end audited financial statements as prepared Mauldin & Jenkins, LLC.
2.	The composition of the Company's loan portfolio.
3.	Explanation of any significant non-recurring charges over the last three years.
4.	Five-year financial projections for the Company that Company management reviewed.
5.	The capital structure of the Company and the level of concentration of ownership in the Company's voting stock.
6..	Transactions in the stock of the Company over the last twelve months.
7.	Economic and demographic information for the primary markets in which the Company operates.

Confidential

Burke Capital Group, L.L.C.

Appendix B

Statement of Limiting Conditions

BCG’s Valuation is subject to certain conditions, limitations and assumptions as stated in its agreement Community Bankshares, Inc., including but not limited to, the following:

BCG’s Valuation is limited to an analysis of (a) publicly available information with respect to the Company, the Company’s outstanding securities, and such other matters as BCG deems appropriate, and (b) such other information as the Company supplies to BCG. The Valuation may be in such form as BCG shall determine, including by stating therein that BCG has relied upon the information furnished to it and BCG has assumed the accuracy and completeness of such information and has not attempted independently to verify any of such information.

Confidential

Burke Capital Group, L.L.C.

Appendix F

January 21, 2005

Board of Directors
Community Bankshares, Inc.
400 North Main Street
Cornelia, Georgia 30531

Members of the Board of Directors:

Community Bankshares, Inc. (the "company") has engaged Burke Capital Group to review the reverse stock split transaction wherein each holder of shares of common stock not divisible by 500 as of the effective date of the proposed reverse stock split will, in lieu of receiving fractional shares, receive cash from the company at the rate of $58.14 per pre-split share. All other shares will remain outstanding and be unaffected by the plan. You have requested our opinion as to the fairness, from a financial point of view, of the consideration being paid to the shareholders who will receive cash for fractional shares and the shareholders remaining intact after the execution of the reverse stock split.

Burke Capital Group, L.L.C. (“Burke Capital”) is an investment banking firm which specializes in financial institutions in the United States. The company has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i)    the terms of this reverse stock split transaction; and

(ii)   certain publicly available financial statements and other historical financial information of the company that we deemed relevant; and

(iii)   projected earnings, budgets and estimates for the company prepared by the company’s management; and

(iv)   the views of senior management, based on discussions with members of senior management, regarding the company’s business, financial condition, results of operations and future prospects; and

(v)    a comparison of certain financial information for the company with similar publicly available information for certain other companies; and

(vi)   the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; and

Confidential

Burke Capital Group, L.L.C.

Board of Directors - Community Bankshares, Inc.
January 21, 2005

(vii)   the current market environment generally and the banking environment in particular; and

(viii)      such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant; and

(ix)     reviewed the nature and terms of certain other “going private” transactions that it believed to be relevant; and

(x)     the valuation of the voting shares of common stock of the company prepared by Burke Capital; and

(xi)    an analysis of the pro forma balance sheet and income statement changes as a result of the plan

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that the company or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of the company’s management that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the company or any of its subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the company, nor have we reviewed any individual credit files relating to the company. We have assumed, with your consent, that the respective allowances for loan losses for the company are adequate to cover such losses. With respect to the earnings estimates for the company, Burke Capital assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective future financial performances and those performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the company’s assets, financial condition, results of operations, and business or prospects since the date of the most recent financial statements made available to us, which is September 30, 2004. We have assumed in all respects material to our analysis that the company will remain as going concerns for all periods relevant to our analyses.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which the company’s common stock may trade at any time.

Confidential

Burke Capital Group, L.L.C.

Board of Directors - Community Bankshares, Inc.
January 21, 2005

We will receive a fee for our services as financial advisor to the company and for rendering this opinion.

This opinion is directed to the the company’s Board of Directors and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, that the consideration being paid to the shareholders who will receive cash for fractional shares is fair from a financial point of view. Furthermore, it is our opinion that the effect of the plan on the shareholders who will remain intact is fair from a financial point of view.

Very Truly Yours,

/s/ Burke Capital Group, L.L.C.

Burke Capital Group, L.L.C.

Confidential

Burke Capital Group, L.L.C.